UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(A) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☐

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☑	Definitive Proxy Statement
◻	Definitive Additional Materials
◻	Soliciting Material Under Rule § 240.14a-12

PDF SOLUTIONS, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing proxy statement, if other than the Registrant)

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◻	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

◻	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1).

PDF SOLUTIONS, INC.

2858 De La Cruz Boulevard

Santa Clara, California 95050

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 13, 2023

Time and Date	10:00 a.m. PDT, on Tuesday, June 13, 2023.

Place	PDF Solutions, Inc. corporate headquarters located at 2858 De La Cruz Boulevard, Santa Clara, California 95050

Items of Business
(1)
The election of two Class I members of the Board of Directors to hold office until the first annual meeting of stockholders that is held after December 31, 2025, or until such director’s respective successor is duly elected and qualified.

(2) The ratification of the appointment of BPM LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

(3) The approval of our Eighth Amended and Restated 2011 Stock Incentive Plan.

(4) The approval, by a non-binding advisory vote, of the compensation of our named executive officers disclosed in this Proxy Statement.

(5) The approval, by a non-binding advisory vote, of the frequency of future advisory votes on named executive officer compensation.

(6) To consider such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Record Date	You are entitled to vote only if you were a stockholder as of the close of business on April 14, 2023 (the “Record Date”).

Meeting Admission

You are entitled to attend the Annual Meeting only if you were a stockholder as of the close of business on the Record Date or hold a valid proxy for the Annual Meeting. You should be prepared to present photo identification for admittance. If you are not a stockholder of record but hold shares through a broker, bank, trustee, or nominee (i.e. in street name), you should provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to the Record Date, a copy of the voting instruction card provided by your broker, bank, trustee, or nominee, or similar evidence of ownership.

Voting

Your vote is very important. Whether or not you expect to attend the Annual Meeting in person, please vote your shares as soon as possible. You may vote over the Internet, in person at the annual meeting, by using the toll-free telephone number on your proxy card or voting instruction materials (if you are in Canada, Puerto Rico, or the United States), or by mailing a proxy card or voting instruction card. Please review the instructions on the Notice of Internet Availability of Proxy Materials or on your proxy card or voting instruction materials regarding your voting options.

Hosting of the materials	Our proxy statement, proxy card and annual report to stockholders for the year ended December 31, 2022, are available at https://www.pdf.com/proxy-materials.

On behalf of our Board of Directors, thank you for your participation in this important annual process.

By Order of the Board of Directors,

PETER COHN
Secretary

Santa Clara, California

April 27, 2023

PDF SOLUTIONS, INC.

2858 De La Cruz Boulevard

Santa Clara, California 95050

PROXY STATEMENT

FOR THE

2022 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 13, 2023

Proposals to be Voted on at the Annual Meeting

You are being asked to vote on the following:

(1)	To elect two Class I members of the Board of Directors to hold office until the first annual meeting of stockholders that is held after December 31, 2025, or until such director’s respective successor is duly elected and qualified.
(2)	To ratify the appointment BPM LLP as our independent registered public accounting firm for the year ending December 31, 2023.
(3)	To approve our Eighth Amended and Restated 2011 Stock Incentive Plan.
(4)	To approve, by a non-binding advisory vote, the compensation of our named executive officers disclosed in this Proxy Statement.
(5)	To approve, by a non-binding advisory vote, of the frequency of future advisory votes on named executive officer compensation.
(6)	To take action on any other business as may properly come before the 2023 Annual Meeting or any adjournments or postponements thereof.

The Board recommends a vote FOR each of the director nominees listed in Proposal 1 and FOR Proposals 2, 3, and 4, and every 1 YEAR for Proposal 5.

Our proxy materials including our Proxy Statement, 2022 Annual Report, and proxy card are available https://www.pdf.com/proxy-materials.

Important Notice of Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 13, 2023:

Our proxy materials including our Proxy Statement, 2022 Annual Report, and proxy card are available on the Internet and may be viewed and printed, free of charge, at https://www.pdf.com/proxy-materials.

PROPOSAL NO. 1: ELECTION OF CLASS I DIRECTORS

The Board of Directors, upon recommendation from the Nominating and Corporate Governance Committee of the Board of Directors, has nominated two candidates for election/re-election to the Board this year as Class I directors: Joseph R. Bronson and Ye Jane Li. Detailed information about each nominee, and each of our continuing directors, is provided below.

Name	Class	Election Year	Age	Position(s)	Director Since
Nominees:
Joseph R. Bronson	I	2023	74	Lead Independent Director	2014
Ye Jane Li	I	2023	55	Director	2021

Continuing Directors:
Kimon W. Michaels, Ph.D.	II	2021	57	Director, Vice President, Products and Solutions	1995
Shuo Zhang	II	2021	58	Director	2019
Nancy Erba	III	2022	56	Director	2019
Michael B. Gustafson	III	2022	56	Director	2018
John K. Kibarian, Ph.D.	III	2022	59	Director, President and CEO	1992

Nominees for Class I Directors

Our Bylaws provide that the number of directors shall be established by the Board or the stockholders of the Company. Our amended and restated certificate of incorporation provides that the directors shall be divided into three classes, with each class serving for staggered, three-year terms and one class being elected at each year’s annual meeting of stockholders. The Board has set the number of Directors at seven, currently consisting of two Class I directors, two Class II directors and three Class III directors.

The Class I directors elected at the Annual Meeting will hold office until the first annual meeting that is held after the year ending December 31, 2025, or until each such director’s successor has been duly elected and qualified or until such director’s earlier death, resignation, disqualification or removal. The terms of the Class II and Class III directors will expire at the annual meeting of stockholders following the years ending December 31, 2023, and December 31, 2024, respectively. If any director is unable to stand for re-election, the Board may reduce the size of the Board, designate a substitute or leave a vacancy unfilled. If a substitute is designated, proxies voting on the original director candidate will be cast for the substitute candidate.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for our nominee named below. In the event that our nominee becomes unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies for any substitute nominee who is designated by the current Board to fill such vacancy. It is not expected that the nominee listed below will be unable or will decline to serve as a director. The Class I nominees listed below are Joseph R. Bronson and Ye Jane Li, each of whom presently serves as a director of the Company. Each of these nominees has consented to serve a three-year term.

The certain individual experience, qualifications, attributes and skills of the below named directors that led the Board to conclude that Joseph R. Bronson and Ye Jane Li should be re-nominated as directors are described in each nominee’s biography below. The information below was provided by the nominee and the continuing Class II and Class III directors with unexpired terms. There is no family relationship between the continuing directors, executive officers, and the Class I nominees.

Nominees for Class I Directors:

Joseph R. Bronson

Age	74

Director Since, Class; Leadership	2014, Class I; Lead Independent Director

Independent	Yes

Board Committee Memberships	Chair of our Nominating and Corporate Governance Committee and member of our Audit Committee.

Other Board Experience

Mr. Bronson is Chair of the board of directors of GraphAudio, Inc. (since 2021). He previously served on the boards of directors of Maxim Integrated Products, Inc. (from 2007 to 2021), Jacobs Engineering Group Inc. (from 2004 to 2021), and Sanmina-SCI (from 2007 to 2009).

Select Business Experience

Mr. Bronson is currently the Principal and Chief Executive Officer of The Bronson Group, LLC (since 2011). Previously, he was a Managing Director and Strategic Advisor to Cowen & Co. (from 2017 to 2021), Advisory Director at GCA Savvian, LLC (from 2011 to 2014), Chief Executive Officer of Silicon Valley Technology Corporation (from 2009 to 2010). Prior to that, he served as President and Chief Operating Officer of Sanmina-SCI (from 2007 to 2008), President and Co-Chief Executive Officer of FormFactor, Inc. (from 2004 to 2007), and a senior executive including the CFO and CAO of the company and a Member of the Office of the President at Applied Materials, Inc. (from 1984 to 2004).

Qualifications, Attributes, & Select Skills

Mr. Bronson has extensive experience in finance and operations spanning more than 21 years and he brings over 50 total years of audit committee chair experience. Until 2022, he was registered as a Series 7 and Series 63 Investment Advisor at FINRA. Mr. Bronson is also a Certified Public Accountant in the State of New York and a member of the American Institute of Certified Public Accountants. Our Board has determined that he is an “audit committee financial expert” based on his knowledge and understanding of generally accepted accounting principles and financial statements, his experience analyzing and evaluating financial statements that present a breadth and level of complexity of accounting issues relevant to those of the Company, and his understanding of internal control over financial reporting. This financial experience is beneficial to us and combined with Mr. Bronson’s extensive knowledge of the industry and operations, enables him to provide valuable strategic input to us.

Ye Jane Li

Age	55

Director Since, Class	2021, Class I

Independent	Yes

Board Committee Memberships	Member of our Compensation and Human Capital Management Committee.

Other Board Experience

Ms. Li serves on the boards of directors of Knowles Corporation (since 2018) and Semtech Corporation (since 2016). Ms. Li also serves on the board of directors of CTS Corporation (since 2020) but decided not to stand for re-election to this position at the annual meeting taking place on May 11, 2023.

Select Business Experience

Ms. Li currently serves as a Strategic Advisor for Diversis Capital (since 2013). Prior to that, she was Chief Operating Officer of Huawei Enterprise USA Inc. (from 2012 to 2015), and the General Manager for Huawei Symantec USA, Inc. (from 2010 to 2012), and Executive Vice President and General Manager for Fujitsu Compound Semiconductor Inc. and its joint venture with Sumitomo Electric Industries, Ltd., Eudyna Devices Inc. (from 2004 to 2009).

Qualifications, Attributes, & Select Skills

Ms. Li brings executive-level experience in a wide range of technology companies and international experience with global companies headquartered in the United States, Japan, and China, and successful track record in general management, strategy development, M&A, and marketing and sales leadership. We greatly benefit from her meaningful insight. We also benefit from Ms. Li’s broad corporate governance experience derived from her experience on multiple U.S. public company boards.

Continuing Class II Directors:

Kimon W. Michaels, Ph.D.

Age	57

Director Since, Class	1995, Class II

Independent	No

Board Committee Memberships	None

Other Board Experience	None

Select Business Experience

Dr. Michaels, one of our founders, has served as our Vice President, Products and Solutions since July 2010, and was designated an Executive Vice President in February 2019. He served as our Vice President, Design for Manufacturability from June 2007 through June 2010. Prior to that, Dr. Michaels served as our Vice President, Field Operations for Manufacturing Process Solutions from January 2006 through May 2007. From March 1993 through December 2005, he served in various vice-presidential capacities at the Company. Dr. Michaels also served as Chief Financial Officer from November 1995 to July 1998.

Qualifications, Attributes, & Select Skills

Dr. Michaels provides the Board with unique insight regarding Company-wide issues gained in his position as an executive officer of the Company, including various leadership capacities and levels of operations, and as one of our co-founders. This experience provides the Board with invaluable insight into Company operations.

Shuo Zhang

Age	58

Director Since, Class	2019, Class II

Independent	Yes

Board Committee Memberships	Member of our Compensation and Human Capital Management Committee and our Nominating and Corporate Governance Committee.

Other Board Experience

Ms. Zhang serves on the boards of directors of SOITEC Silicon on Insulator Technologies SA (since 2021), Telink Semiconductor (since 2017), Grid Dynamics Holdings, Inc. (since 2017), and E.Merge Technology Acquisition Corp. (from 2020 to 2022).

Select Business Experience

Ms. Zhang serves as Chief Executive Officer and General Partner of Renascia Partners LLC (since 2015) and has also been involved with private venture capital firms in the Silicon Valley for approximately 25 years.  Previously, she served in various senior management capacities at Cypress Semiconductor, including corporate development, general management and worldwide mobile sales (from 2007 to 2015).

Qualifications, Attributes, & Select Skills

Ms. Zhang brings a wide range of relevant experience and expertise in the semiconductor and test industries that is invaluable to our evolutions to the leading provider of big data solutions for the semiconductor and electronics markets. We greatly benefit from her impressive executive track record in sales, marketing, and international mergers and acquisitions, and from her insights and business acumen.

Continuing Class III Directors:

Nancy Erba

Age	56

Director Since, Class	2019, Class III

Independent	Yes

Board Committee Memberships	Chair of our Audit Committee.

Other Board Experience	None

Select Business Experience

Ms. Erba is currently Chief Financial Officer of Infinera Corporation (since 2019). Prior to that, she served as Chief Financial Officer at Immersion Corporation (from 2016 to 2019) and held various executive roles in finance, business operations and corporate development at Seagate Technology (from 2003 to 2015).

Qualifications, Attributes, & Select Skills

Ms. Erba is an “audit committee financial expert” based on her knowledge and understanding of generally accepted accounting principles and financial statements, her experience analyzing and evaluating financial statements that present a breadth and level of complexity of accounting issues relevant to those of the Company, and her understanding of internal control over financial reporting. Ms. Erba has an impressive track record of success in building and leading best in class finance, business operations, and corporate development organizations throughout her career, and provides the Board with valuable oversight, direction, and strategic input.

Michael B. Gustafson

Age	56

Director Since, Class	2018, Class III

Independent	Yes

Board Committee Memberships	Chair of the Compensation and Human Capital Management Committee and member of the Audit Committee.

Other Board Experience	Mr. Gustafson serves on the board of directors at Matterport, Inc. (since 2021). Previously, he was on the Board of Directors at Everspin Technologies, Inc. (from 2017 to 2022)

Select Business Experience

Mr. Gustafson is the Executive Chairman and a member of the board of directors of Druva, Inc. (since 2016) and the sole member of Carve Your Destiny, LLC (since 2016), Reltio Inc. (since 2016), and Indico Data Systems (since 2022). Previously, he served as Senior Vice President at Western Digital Corporation (from 2013 to 2016), Chief Executive Officer and Chairman of Virident Systems, Inc. (from 2012 to 2013), Senior Vice President and General Manager of File & Content Business at Hitachi Data Systems (from 2011 to 2012), and Chief Executive Officer and Board Member of BlueArc Corporation (from 2004 through acquisition by Hitachi Data Systems in 2011).

Qualifications, Attributes, & Select Skills

Mr. Gustafson’s more than 30 years as a successful leader of multiple technology companies and teams, including public and private, across infrastructure and software offerings make him a valuable advisor to us.

John K. Kibarian, Ph.D.

Age	59

Director Since, Class	1992, Class III

Independent	No

Board Committee Memberships	None

Other Board Experience	None

Select Business Experience

Dr. Kibarian is one of our co-founders and has served as our President (since 1991) and our Chief Executive Officer (since 2000). He is also a Governing Council member of Electronic System Design (ESD) Alliance (since 2019).

Qualifications, Attributes, & Select Skills

Being a leader of the Company since its founding, Dr. Kibarian brings to the Board an extraordinary understanding of our Company’s business, history, and organization. Dr. Kibarian’s training and education as an engineer, together with his day-to-day leadership and intimate knowledge of our business and operations, helps the Board in developing and executing our long-term strategy.

Required Vote

If a quorum is present at the Annual Meeting, each nominee will only be elected as a Class I director for the three-year term following the Annual Meeting if she or he receives a majority of the votes cast at the Annual Meeting with respect to her or his election. Unless instructed otherwise, proxies received will be voted FOR the election of the nominees.

Recommendation of the Board

THE BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE

CLASS I DIRECTOR NOMINEES INDICATED ABOVE.

CORPORATE GOVERNANCE

Governance and our Board of Directors

We are committed to the highest standards of corporate ethics and diligent compliance with financial accounting and reporting rules. The Board provides independent leadership in the exercise of its responsibilities. Our executive officers oversee a strong system of internal controls and compliance with corporate policies and applicable laws and regulations. Our employees operate in a climate of responsibility, candor, and integrity.

Key highlights of the Board and corporate governance practices are set forth below:

☑	100% of Director Nominees are Independent	☑	Majority Voting for Director Elections
☑	Separate Chair (or Lead Independent Director if Chair is vacant) and CEO	☑	100% of Committee Chairs and Members are Independent
☑	Limit on Outside Public Company Directorships	☑	Proxy Access Rights
☑	Annual Board and Committee Evaluations	☑	43% of Directors are Women
☑	Regular Executive Sessions of Independent Directors at quarterly Board and Committee Meetings	☑	Stockholder Engagement with Approximately 42% of the Company’s Outstanding Shares in 2022
☑	On-going Education for Directors for Issues Pertinent to our Business (e.g., export)	☑	Stock Ownership Policy for Directors and Named Executive Officers

Board Leadership Structure

The Bylaws, provide for a Chairperson of the Board or, if vacant, a Lead Independent Director. The Bylaws require that the Chairperson position be held by a separate individual from the Chief Executive Officer. Further, no employee may hold the Chairperson position. The Board believes the separation of the Chief Executive Officer and the Chairperson position enhances the Board’s oversight of, and independence from, Company management, the ability of the Board to carry out its roles and responsibilities on behalf of our stockholders, and our overall corporate governance as compared to a combined Chairperson/Chief Executive Officer leadership structure.

Under the Bylaws, the Chairperson of the Board is responsible for coordinating the Board’s activities, including the scheduling of meetings of the full Board, scheduling executive sessions of the non-employee directors and setting relevant items on the agenda (in consultation with the Chief Executive Officer as necessary or appropriate). The position of Chairperson of the Board of Directors has been vacant since May 2018.

In January 2019, the independent directors unanimously elected Mr. Joseph Bronson to the role of Lead Independent Director. Mr. Bronson has been a director of the Company since May 2014. He is currently Chair of the NGC Committee and a member of Audit Committee of the Board.

Under the Bylaws, in the absence of a Chairperson, the Lead Independent Director may exercise all the rights and powers granted to the Chairperson of the Board. By definition, no employee may hold the Lead Independent Director position. The Lead Independent Director’s primary responsibilities are set forth in the Lead Independent Director Charter and include presiding at executive sessions of the independent directors; calling meetings of the independent directors, as appropriate; serving as liaison between the independent directors and/or the Chief Executive Officer and between the independent directors and senior management; and approving meeting agendas for the Board. The establishment of a Lead Independent Director with robust function, authority and responsibilities reflects the Board’s commitment to strong corporate governance.

Meetings of the Board of Directors and Attendance

Board Meetings in 2022	8

Board Committees	Audit
Compensation and Human Capital Management
Nominating and Corporate Governance

Total Committee Meetings in 2022	17 (the number of meetings held by each committee is set forth below)

Director Attendance in 2022

All of our incumbent Board members attended 75% or more of the meetings of the Board and the committees on which they each served, held during the period for which they served as directors or committee members. Our policy is to invite and encourage each member of our Board to be present at our annual meetings of stockholders. All of our directors who then served on the Board attended our 2022 annual meeting of stockholders either in person or by telephone.

In addition to the Board and committee meetings noted above, the Board and certain of the committees also acted by unanimous written consent in the conduct of its business.

Board Committees

The following table provides additional information regarding the committees of our Board of Directors:

Independent Directors		Audit Committee	Compensation and Human Capital Management Committee	Nominating and Corporate Governance Committee
Joseph R. Bronson	L
Ye Jane Li
Shuo Zhang
Nancy Erba
Michael B. Gustafson
Non-Independent Directors
Kimon W. Michaels, Ph.D.
John K. Kibarian, Ph.D.

L	Lead Independent Director	Audit Committee Financial Expert
	Committee Chairperson	Committee Member

Audit Committee
Committee Members	Charter and Principal Functions of the Committee	Number of Meetings in 2022
Ms. Erba (Chair as of 3/1/22) Mr. Bronson (Chair until 3/1/22) Mr. Gustafson
●
Committee charter posted at https://www.pdf.com/company/governance/.
●
Recommends the engagement of the independent registered public accounting firm and assists the Board in the oversight of the qualifications and independence of the independent registered public accounting firm.
●
Monitors our compliance with legal and regulatory requirements including preparing the audit committee report that SEC rules require to be included in this Proxy Statement.
●
Monitors the performance of our internal and external audit efforts.
●
Monitors and assesses the integrity and effectiveness of our financial and accounting organization and the performance of its system of internal accounting controls.
●
Oversees our information security functions on behalf of the Board.
●
Oversees and reviews ethics matters on behalf of the Board.
6

Nominating and Corporate Governance Committee
Committee Members	Charter and Principal Functions of the Committee	Number of Meetings in 2022
Mr. Bronson (Chair) Prof. Iansiti (until 12/31/22) Ms. Zhang	● Committee charter posted at https://www.pdf.com/company/governance/. ● Identifies, reviews, evaluates, and recommends candidates to serve as directors on the Board. ● Makes other recommendations to the Board regarding affairs related to the directors of the Board. ● Oversees our corporate governance functions on behalf of the Board. ● Reviews and evaluates our programs, policies, practices and disclosures relating to social and environmental issues.	4

Compensation and Human Capital Management Committee
Committee Members	Charter and Principal Functions of the Committee	Number of Meetings in 2022
Mr. Gustafson (Chair as of 6/15/21) Prof. Iansiti (until 3/1/22) Ms. Li (since 3/1/22) Ms. Zhang	● Committee charter posted at https://www.pdf.com/company/governance/. ● Establishes and administers our policies regarding annual executive compensation, including salaries, cash incentives, and long-term equity incentives. ● Assists with the administration of our stock incentive and purchase plans. ● Makes recommendations to the Board on non-employee director compensation. ● Oversees our human capital management function on behalf of the Board.	7

Compensation and Human Capital Management Committee Responsibilities

As summarized above, and as more fully set forth in the charter to the Compensation and Human Capital Management Committee (the “CHCM Committee”) approved by the Board, the CHCM Committee has the authority to determine the amount and form of compensation paid to our executive officers, officers, employees, consultants and advisors and to review the performance of such persons in order to determine appropriate compensation, as well as to establish our general compensation policies and practices and to administer plans and arrangements established pursuant to such policies and practices.

The CHCM Committee also oversees the development, implementation, and effectiveness of our policies and strategies relating to human capital management, including, but not limited to, policies and strategies regarding recruiting, selection, career development and progression, and diversity and employment practices.

The CHCM Committee will also periodically review and make recommendations to the Board as to compensation for the non-employee directors of the Board. We have included a more detailed discussion of our executive compensation program, its objectives and the process we undergo to set and review our compensation determinations starting on page 35 of this Proxy Statement. Each member of the CHCM Committee is an independent director under applicable Nasdaq listing standards and a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934 as amended (the “Exchange Act”).

The CHCM Committee has exclusive authority to determine the amount and form of compensation paid to our Chief Executive Officer as well as to our other “executive officers” (as defined in Rule 3b-7 under the Exchange Act) and “officers” (as defined in Rule 16a-1(f) under the Exchange Act) of the Company (collectively, the “Other Executive Officers”), and to take such action, and to direct the Company to take such action, as is necessary and advisable to compensate such persons in a manner consistent with its determinations. Except as set forth below, the CHCM Committee retains and does not delegate any of its power to determine matters of executive and director compensation, although it may from time to time delegate its authority on the matters with regards to non-officer employees and consultants of the Company to our Chief Executive Officer and other appropriate Company supervisory personnel.

The CHCM Committee also has authority to select, engage, compensate and terminate compensation consultants, legal counsel and other advisors as it deems necessary and advisable to assist the CHCM Committee in carrying out its responsibilities and functions as set forth herein. See “Role of CHCM Committee Consultant” on page 38 for information about the use of a compensation consultant in 2022.

Nominating and Corporate Governance Committee Evaluation of Board Nominees

The Nominating and Corporate Governance Committee (“NCG Committee”) identifies nominees by first evaluating the current members of the Board willing to continue in service. If any member of the Board does not wish to continue in service, if the Board decides not to re-nominate a member for re-election or if the Board decides to increase the size of the Board, the NGC Committee identifies the desired skills and experience of a new nominee in light of the philosophy explained below. Current members of the NCG Committee are polled for suggestions as to individuals meeting the philosophy of the NCG Committee and the NCG Committee has the authority to select, engage, compensate, and terminate such third-party search firms, legal counsel, and other advisors as it deems necessary and advisable to assist the NCG Committee in carrying out its responsibilities and functions as set forth herein.

Once the NCG Committee has identified a prospective nominee or if it has received a recommendation from a stockholder, the NCG Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to the NCG Committee concerning the prospective candidate, as well as the NCG Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the NCG Committee determines, in consultation with other Board members as appropriate, that additional consideration is warranted, it may gather or request the third-party search firm to gather additional information about the prospective nominee’s background and experience. The NCG Committee then evaluates the prospective nominee, taking into account the following:

●	the independence of the proposed director within the meaning of the listing standards of The Nasdaq Stock Market;
●	diversity of experience and background of the proposed director, including the need for financial, business, academic, public sector or other expertise on our Board of Directors or its committees; and

●	a range of diverse perspectives with reference, to our business model and specific needs, including, but not limited to, gender, age, race, language, cultural background, educational background, industry experience, professional experience and veteran and active armed service status or other similar characteristics.

In connection with this evaluation, the NCG Committee determines whether to interview the prospective nominee and, if warranted, one or more members of the NCG Committee and others, as appropriate, conduct interviews in person or by telephone. After completing this process, the NCG Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees.

Board Diversity and Board Diversity Matrix

The NCG Committee has identified increasing diversity at the Board level as an essential element in supporting the attainment of our strategic objectives. Our Board has adopted a diversity policy, pursuant to which we are committed to actively seeking highly-qualified individuals from minority groups to include in the pool from which new candidates are selected. All candidates will be identified based on merit and suitability and considered against appropriate criteria, having due regard for the benefits of diversity on our Board.

The table below provides certain highlights of the composition of our Board members. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Rule 5605(f)(1).

Board Diversity Matrix (as of April 14, 2023)
Total Number of Directors: 7
	Female	Male
Part I: Gender Identity
Directors	3	4
Part II: Demographic Background
Asian	2	-
White	1	3
Declined to Disclose Demographic Background	-	1

Board Skills and Experience

In addition to gender and ethnic diversity, the NCG Committee believes that the current Board composition represents a diversity of experience and skills appropriate to our business. We have identified the following general director skills that are relevant to our business:

◾ Finance or Accounting Experience ◾ Technology & Innovation ◾ Executive Leadership ◾ Growth & Corporate Strategy	◾ Global Business Experience ◾ Sales & Marketing ◾ Industry Experience ◾ Public Company Board Experience

Overboarding Policy

The NCG Committee considers each director’s ability to dedicate sufficient time, energy and attention to the fulfillment of his or her duties when it nominates directors each year. Prior to accepting service on the board of directors of any other public company, a Director shall notify the Chairperson or Lead Independent Director and the chair of the Committee. Ordinarily, Directors should not serve on more than three other boards of public companies in addition to our Board (except for any employee Director who shall not serve on more than one other board). The Board also considers directors’ other obligations and commitments, including leadership positions the director may hold on other boards, in assessing directors’ ability to serve on our Board. In renominating directors for election at our 2023 annual meeting, the NCG Committee and Board have determined that each of our directors is currently in compliance with our corporate governance guidelines and has sufficient time, energy and attention to serve on the Board.

Board and Committee Evaluation

The NCG Committee is responsible for periodically overseeing an evaluation of our corporate governance practices and procedures and reviewing and recommending to the Board for approval any changes to our corporate governance framework. In addition, the NCG Committee is tasked with evaluating our programs, policies, practices, and disclosures relating to environmental and social issues and impact to support the sustainable growth of our businesses.

Stockholder Recommendations of Board Candidates

We consider potential Board candidates recommended by stockholders. Stockholders may send any recommendations for director nominees or other communications to the Board or any individual director at the following address:

Board of Directors (or NCG Committee, or name of individual director)

PDF Solutions, Inc.

Attention: Secretary

2858 De La Cruz Boulevard

Santa Clara, California 95050

See “Proposals for Next Year’s Annual Meeting” on page 59 for information on how to recommend or nominate one or more potential candidates for election to the Board of Directors.

Stockholders’ Communications

Our Board welcomes all communications from our stockholders. Stockholders may send communications to the Board or any director of the Board in particular, at the following address: PDF Solutions, Inc., Attention: Investor Relations, 2858 De La Cruz Boulevard, Santa Clara, California 95050. Any correspondence addressed to the Board or to any one of our directors of the Board sent in care of our corporate offices is reviewed by our Investor Relations department and presented to the Board at its regular meetings.

Stockholder Engagement

The Board values the input of our stockholders, and we are committed to maintaining stockholder engagement that provides a constructive dialogue. Our engagement with its stockholders is intended to provide stockholders with honest, candid information on relevant issues. We also gather stockholder views and feedback. The chart below includes detail on the features of our approach to stockholder engagement.

Before the Annual Meeting	Annual Stockholder Meeting
◾ Discuss stockholder proposals (if any). ◾ Publish the Annual Report and Proxy Statement. ◾ Engage with stockholders regarding proposals (as necessary).	◾ Provide annual business update to stockholders (if appropriate or requested). ◾ Receive voting results for Board and stockholder proposals.

After the Annual Meeting	Off-Season Engagement
◾
Discuss voting results from the Annual Meeting.
◾
Review corporate governance trends, recent regulatory developments, and our own corporate governance documents, policies, and procedures.
◾
Consider topics for discussions during off-season stockholder engagements.

◾
One-on-One meetings between stockholders, Directors (if appropriate or requested), and members of management.
◾
Attend and participate in investor and corporate governance-related events and conferences.
◾
Evaluate potential changes to the Board, corporate governance, and other relevant matters given stockholder feedback.

Director Independence

We have adopted standards for director independence in accordance with the Nasdaq Listing Rules and the SEC rules. An “independent director” means a person, other than an officer or employee of the Company or its subsidiaries, or any other individual having a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. To be considered independent, the Board must affirmatively determine that neither the director nor an immediate family member has had any direct or indirect material relationship with the Company within the last three years.

The Board considered the relationships, transactions or arrangements with each of the directors discussed in “Certain Relationships and Related Transactions,” in this Proxy Statement and concluded that none of the current or former non-employee directors who served in 2022 on the Board have any relationships with the Company that would impair their independence, other than Drs. Kibarian and Michaels, who are employees of the Company.

The Board determined that Joseph R. Bronson, Nancy Erba, Michael B. Gustafson, Marco Iansiti, Ye Jane Li and Shuo Zhang are independent directors under applicable Nasdaq Listing Rules and SEC rules.

The Board has determined that:

●	all directors who served in 2022 or currently serve on the Audit, CHCM, and NCG Committees are independent under the Nasdaq Listing Rules and SEC rules; and
●	all members of the Audit Committee meet the additional independence requirement and they do not directly or indirectly receive compensation from the Company other than their compensation as directors.

The independent directors meet regularly in executive sessions without the presence of the non-independent directors or members of our management, and in any event, not less than twice per year during regularly scheduled Board meeting days and from time to time as they deem necessary or appropriate.

The Board’s Role in Risk Oversight

Our Board of Directors and committees of the board play a significant role in providing oversight of our management of risk. While our senior management has responsibility for the day-to-day management of risks, our Board is responsible for ensuring that the risk management processes designed and implemented by management are functioning as intended.

Board of Directors

Our Board of Directors plays a significant role in providing oversight of our management of risk. Because responsibility for the oversight of elements of our enterprise risk management extends to various committees of the Board, our Board has determined that it, rather than any one of its committees, should retain the primary oversight role for risk management. Each committee reports regularly to the Board with respect to such committee’s particular risk oversight responsibilities.

NCG Committee	CHCM Committee	Audit Committee
The NCG Committee has primary responsibility for the oversight of risk related to our corporate governance and social and environmental practices.	The CHCM Committee has primary responsibility for the oversight of risk related to (1) our compensation policies and practices and (2) administering our equity compensation plans.

The Audit Committee has primary responsibility for the oversight of risk related to our financial statements and processes and responsibility for the oversight of risk related to our information security practices.

Management
Senior management has day-to-day responsibility for the management of risk and reports to the Board regularly with respect to its ongoing enterprise risk management efforts.

Strategy Oversight by Board

The Board of Directors actively oversees our long-term business strategy and strategic priorities. The Board attends an all-day meeting once a year, including in 2022, focused on strategy, which includes presentations from, and engagement with, the senior leaders of the Company. In 2022, the Board also worked closely with our CEO in reviewing and monitoring the execution of our performance to strategic goals. In addition, throughout the year, the Board routinely met with senior management on critical business matters that tie to our strategic priorities.

Information Security and Risk Oversight

We are heavily reliant on our technology and infrastructure, as well as the public cloud to an increasing degree, to provide our products and services to our customers. As a result, we have developed an information security program (our “InfoSec Program”) to enhance our network security measures, identify and mitigate information security risk, and protect and preserve the confidentiality, integrity, and continued availability of critical information owned by us and that of our customers and suppliers that is in our care.

Our InfoSec Program includes development, implementation, and continual improvement of policies and procedures to safeguard information and ensure availability of critical data and systems. The program also includes annual information security awareness training for employees involved in our systems and processes that handle customer data and audits of our systems and enhanced training for specialized personnel and we have instituted regular phishing email simulations for all employees and all contractors with access to corporate email systems to enhance awareness and responsiveness to such possible threats.

Our InfoSec Program further includes review and assessment by external, independent third parties, who certify and report on our weaknesses and internal response preparedness with respect to the entire company. Accordingly, we have instituted periodic network access penetration (“PEN”) testing no less than once per year both for our corporate network resources and our SaaS cloud-based offerings. In May 2022, we successfully completed our annual Type II System and Organization Control (“SOC 2”) audit of our cloud-based offerings under the framework put forth by the American Institute of Certified Public Accountants (“AICPA”) in which independent, third-party auditors assess and test controls relating to the Trust Services Criteria (“TSC”) of Security, Availability, and Confidentiality and no qualified findings were found during the audit period. In January 2023, we started our next annual Type II SOC 2 audit with external auditors. To date, we have not managed ITAR-designated data, technology, or information.

In accordance with our InfoSec Program, we also actively monitor known threats that could affect our products and services and work with our suppliers to provide us with real-time reports of threats or vulnerabilities that may affect our enterprise-wide systems. Our InfoSec Program also includes a data security incident response plan that provides controls and procedures for timely and accurate reporting of any material cybersecurity incident.

As described in the Audit Committee Charter, the Audit Committee is tasked with oversight of certain risk issues, including cybersecurity. The Audit Committee is comprised entirely of independent directors, two of whom have significant work experience related to information security issues or oversight. Management reports security instances to the Audit Committee as they occur, if material, and provides a summary multiple times per year to the Audit Committee as well as the full Board about periodic assessment of our InfoSec Program, our internal response preparedness, and assessments led by outside advisors.

We carry insurance that provides some protection against the potential losses arising from a cybersecurity incident. In the last three years, the expenses we have incurred from information security breach incidences were immaterial and included no penalties or settlements.

Code of Ethics

We have adopted a Code of Ethics, which applies to all employees, officers and directors, including our principal executive officer and principal financial officer. The Board of Directors is responsible for setting the standards of conduct contained in the Code of Ethics and for updating these standards as appropriate to reflect legal and regulatory developments. The Audit Committee is charged by the Board with the authority and responsibility to assess the Code of Ethics and recommend any amendments or waivers for approval by the Board.

Although we are currently not a member of the Responsible Business Alliance (RBA), our Board of Directors elected to adopt the RBA Code of Conduct to supplement our Code of Ethics, including the specific policies of the RBA Code relating to the five critical areas of corporate social responsibility: labor, health and safety, environment, management systems, and ethics.

Corporate Governance Policies

We provide information on our website about our corporate governance policies, including our Code of Ethics, charters for the three standing committees of the Board (i.e. the Audit, CHCM, and NCG Committees) and the Lead Independent Director Charter. The Board also adopted the following governance policies: Diversity Policy, Corporate Governance Board Guidelines, Director Confidentiality Policy, and Director Disclosure Policy. These materials can be found at https://www.pdf.com/company/governance/. Our website address provided is not intended to function as a hyperlink, and the information on our website is not, and should not be considered, part of this Proxy Statement and is not incorporated by reference herein.

Investors may also request free printed copies of the Code of Ethics and committee charters by sending inquiries to us at PDF Solutions, Inc., Attention: Investor Relations, 2858 De La Cruz Boulevard, Santa Clara, California 95050.

Our policies and practices reflect corporate governance initiatives that are compliant with the Nasdaq continued listing requirements and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

●	a majority of the Board is independent as defined in the Nasdaq Listing Rule 5605(a)(2);
●	all members of the standing committees of the Board (the Audit Committee, the CHCM Committee, and the NCC Committee) are independent as the term is defined under the Nasdaq Listing Rules;
●	the independent members of the Board meet at least twice per year in execution sessions without the presence of management;
●	we have an ethics hotline available to all employees, and our NCG Committee has procedures for the anonymous submission of employee complaints on accounting, internal controls, auditing or other related matters; and
●	we have adopted a Code of Ethics that applies to all of its employees, including its principal executive officer and all members of its finance department, including the principal financial officer and principal accounting officer, as well as to members of the Board.

ENVIRONMENTAL, SOCIAL, & GOVERNANCE Matters

We have recently taken key strategic steps to further develop our ESG program.  In 2021, we established formal Board oversight of ESG by revising our Board committee charters, and in 2022, we engaged an independent third-party to conduct an ESG Priority Assessment to identify the ESG priority topics that are important to internal and external stakeholders.  In addition, in February 2023, we formed a management-level ESG Steering Committee comprised of representatives from various functions, including product development, engineering, operations, finance, human resources and purchasing.  The ESG Steering Committee was formed to (i) establish programs, policies and practices relating to ESG matters and (ii) assist the NCG Committee in fulfilling its oversight responsibilities with respect to ESG matters. We published our inaugural ESG report in April 2023, which is aligned with disclosure topics included in the Sustainability Accounting Standards Board’s Software & IT Services Standard and Electrical & Electronic Equipment Standards, and will work to advance key ESG workstreams identified therein. The report is available on our website at https://www.pdf.com/company/governance/.

ESG Oversight

Given the importance of ESG to the long-term success of our business, our Board and its committees play a critical role in overseeing ESG matters.

Board of Directors
Our Board is responsible for (i) oversight of ESG risks and opportunities and (ii) the integration of ESG into strategy, to the extent material to the business.

NCG Committee	CHCM Committee	Audit Committee
The NCG Committee reviews and evaluates our programs, policies, practices, and disclosures relating to social and environmental issues and impact to support the sustainable growth of our businesses.

The CHCM Committee oversees the development, implementation and effectiveness of our policies and strategies relating to human capital management, including but not limited to policies and strategies regarding recruiting, selection, career development and progression, and diversity and employment practices.

The Audit Committee, on behalf of our Board, oversees and discusses with management and the independent auditor the principal enterprise risk exposures facing us and our mitigation, control and monitoring efforts in respect of such risks, including, but not limited to environmental and sustainability risks.

The Audit Committee also reviews cybersecurity risks, incidents, the adequacy and effectiveness of our information and cyber security policies and the internal controls regarding information and cyber security and any other risks and incidents relevant to our computerized information system controls and security.

Management-Level ESG Steering Committee

The purpose of the management-level ESG Steering Committee is to (i) establish programs, policies and practices relating to ESG matters and (ii) assist the NCG Committee of the Board in fulfilling its oversight responsibilities with respect to ESG matters.  The ESG Steering Committee is chaired by our General Counsel.

ESG Priority Topics

In 2022, we conducted our first ESG Priority Assessment, which we plan to use to guide our overall ESG strategy. The ESG Priority Assessment was designed to identify the environmental, social, and governance topics with the greatest impact on our business strategy, operations, and value creation. Through this process, we identified a list of 29 relevant ESG issues and opportunities that were consolidated into 12 ESG topics using the outputs from our business analysis, peer benchmarking, and review of investor priorities. To prioritize the 12 ESG topics, we engaged with members of our leadership team and internal technical specialists closest to the relevant issues and opportunities. Using questionnaires and targeted interviews, we collected data on the relative importance of the ESG topics and their potential impacts on our business. Our priority ESG topics were then validated through engagement with our leadership and presented to our Board.

HUMAN CAPITAL MANAGEMENT

As described in the CHCM Committee Charter, the CHCM Committee is tasked with oversight of the development, implementation and effectiveness of our policies and strategies relating to human capital management function, including but not limited to policies and strategies regarding recruiting, selection, career development and progression, and diversity and employment practices. We believe we have a responsibility to foster a healthy, balanced, and ethical work environment for everyone in our organization through sound ethical and organizational governance, by promoting business ethics and integrity, and by embracing equality, diversity, and inclusion throughout our organization and even extending to the board room.

We work to ensure that our business practices support diversity and inclusion to build an innovative workforce and to strive toward having our organization reflect the complexion of our customers and suppliers. We intend to strengthen our diversity and inclusion programs with actions around organizational training, formalized company values, and a revitalized recruitment strategy.

AUDIT COMMITTEE REPORT

The Audit Committee of our Board is composed of three independent directors and operates under a written charter adopted by the Board of Directors. The members of the Audit Committee are Ms. Erba (Chair since March 1, 2022), Mr. Bronson (Chair until March 1, 2022), and Mr. Gustafson. Each of the members of the Audit Committee is independent as defined by the Nasdaq Listing Rules. In addition, based on the background, education, qualification and attributes summarized in this Proxy Statement, our Board has determined that Ms. Erba and Mr. Bronson each qualify as an “audit committee financial expert” as defined by SEC rules.

Our Board has adopted a written charter for the Audit Committee, which governs the Audit Committee’s functions and responsibilities. The Audit Committee reviews and reassesses the adequacy of this charter at least once per year and makes recommendations to the Board regarding changes or amendments the Audit Committee deems appropriate.

The Audit Committee, subject to stockholder ratification, appoints the accounting firm to be engaged as our independent registered public accounting firm. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), or PCAOB, and to issue a report thereon. Management is responsible for our internal controls and the financial reporting process. The Audit Committee is responsible for monitoring, overseeing and assessing the effectiveness of these processes.

The Audit Committee held six meetings during the year ended December 31, 2022. The meetings were designed to facilitate and encourage communication between the Audit Committee, management and our independent registered public accounting firm, BPM LLP. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with GAAP. The Audit Committee reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2022, with management and the independent registered public accounting firms.

The Audit Committee discussed with the independent registered public accounting firms the adequacy of our internal control system, financial reporting procedures and the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firms as required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. Additionally, the Audit Committee has discussed with BPM LLP, as applicable, the issue of their respective independence from the Company.

Based on its review of the audited consolidated financial statements and the various discussions noted above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2022.

SUBMITTED BY THE AUDIT COMMITTEE:

Nancy Erba, Chair
Joseph R. Bronson
April 24, 2023	Michael B. Gustafson

The information contained in the Audit Committee Report shall not be deemed to be “soliciting material,” to be “filed” with the SEC, or to be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act and, notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended, (the “Securities Act”) or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the Audit Committee Report shall not be deemed to be incorporated by reference into any such filings with the SEC except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act.

PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed BPM LLP (“BPM”) as our independent registered public accounting firm for the year ending December 31, 2023. As a matter of good corporate governance, our Audit Committee has decided to submit its selection of principal independent registered public accounting firm to stockholders for ratification. In the event that ratification of this selection of auditors is not approved by a majority of the shares of common stock voting at the Annual Meeting in person or by proxy, the Audit Committee will consider interviewing other independent registered public accounting firms. There can be no assurances, however, that it will appoint another firm if this proposal is not approved.

Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time to be the independent registered public accounting firm for the year ending December 31, 2023, if it determines that such a change would be in the best interests of the Company and our stockholders.

BPM was originally retained by us on September 13, 2018. A representative of BPM is expected to be present at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

We regularly review the services provided by and fees of the independent registered public accounting firm. These services and fees are also reviewed with our Audit Committee annually. In accordance with standard policy, BPM periodically rotates the individuals who are responsible for PDF Solution’s audit.

BPM was our independent registered public accounting firm for the years ended December 31, 2022 and 2021. Our Audit Committee determined that BPM’s provision of these services, which are described below, does not impair BPM’s independence from the Company. The aggregate fees incurred for BPM’s audits of our 2022 and 2021 financial statements are summarized in the following service categories:

Fees Billed to the Company	2022	2021
Audit fees (1)	$806,398	$767,375
Audit related fees	—	—
Tax fees	—	—
All other fees	—	—
Total Fees	$806,398	$767,375

(1)	Includes fees for audit services rendered for the audit of our annual financial statements included in our annual report on Form 10-K, review of financial statements included in our quarterly reports on Form 10-Q and services that were provided in connection with statutory and regulatory filings or engagements.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by BPM. These services may include audit services, audit-related services, tax services and other services. Preapproval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to an initial estimated budget. BPM and Company management are required to periodically report to the Audit Committee regarding the extent of services provided by BPM in accordance with this pre-approval, and the fees performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

All services provided by BPM during the years ended December 31, 2021 and 2022, were approved by the Audit Committee in accordance with our pre-approval policy and applicable SEC regulations.

Required Vote

So long as a quorum is present (in person or by proxy) at the Annual Meeting, a majority of the votes cast at the Annual Meeting is required to approve this proposal. Unless otherwise instructed, the proxy holders will vote the proxies they receive FOR the ratification of BPM as Company’s independent registered public accounting firm, as disclosed in this Proxy Statement.

Recommendation of the Board

THE BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE FOR THE RATIFICATION OF BPM LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2023.

PROPOSAL NO. 3: APPROVAL OF THE EIGHTH AMENDED AND RESTATED
2011 STOCK INCENTIVE PLAN

At the Annual Meeting, we are asking our stockholders to approve the Eighth Amended and Restated 2011 Stock Incentive Plan (the “Eighth Amended 2011 Plan”), which is the eighth amendment and restatement of the 2011 Stock Incentive Plan to increase the number of shares reserved for awards by an additional 1,000,000 shares for a total of 13,800,000 shares, and to extend the term of the plan by 10 years from the date of stockholder approval. The 2011 Stock Incentive Plan was also amended and restated to provide for a more standard definition of change in control and to provide that any shares, which are withheld to pay taxes shall not be available for reissuance under the plan, consistent with governance best practices.

Our Board of Directors adopted the Eighth Amended 2011 Plan on April 24, 2023, subject to the approval of stockholders. If this proposal is not approved by stockholders, the Seventh Amended and Restated 2011 Stock Incentive Plan (the “Seventh Amended 2011 Plan”) will continue in effect through June 12, 2033, and no additional shares will be added to the plan. The Eighth Amended and Restated 2011 Stock Incentive Plan will govern all Awards granted on or after June 13, 2023, and earlier restatements of the Plan shall continue to govern all Awards granted prior to such date.

As of April 14, 2023, there were 1,783,692 shares subject to outstanding grants and 3,638,730 shares remaining available for future grants under the Seventh Amended 2011 Plan. The Eighth Amended 2011 Plan would result in 4,638,730 shares being available for future awards based on the shares available for future awards under the Eighth Amended 2011 Plan as of April 14, 2023.

The Board of Directors believes that the number of shares currently available for future awards is inadequate to achieve the purpose of the plan, which is to attract and retain the best possible individuals to promote our success.  The Board of Directors believes that the ability to continue to distribute equity awards under the Eighth Amended 2011 Plan is important for our continued growth and success.

Our Board is committed to continue to manage and control the amount of our common stock used for equity compensation. Consistent with prior practices, in any given year, it intends to grant stock awards that do not exceed 7.0% of our weighted average common stock outstanding as measured over the preceding three years.

If approved by our stockholders, the Eighth Amended 2011 Plan will take effect on June 13, 2023, and will continue through June 12, 2033.

Promotion of Good Corporate Governance Practices

The Eighth Amended 2011 Plan was designed to include a number of best practice provisions that we believe reinforce the alignment between our stockholders’ interests and equity compensation arrangements for employees, non-employee directors and contractors. These provisions include, but are not limited to the following:

☑	Awards are subject to clawback	⌧	No “evergreen” provision
☑	Individual share limits for all participants	⌧	No repricing, cash-out or replacement of under-
☑	Permits performance-based equity awards to align		water stock options or stock appreciation rights
	incentives with Company performance		without stockholder approval
☑	Fungible share reserve to manage dilution	⌧	No discount options or stock appreciation rights
	(1.33 per share issued as a stock grant or stock unit)	⌧	No “liberal share recycling”
☑	Double-trigger vesting of awards upon a change in	⌧	No liberal “change in control” definition
	control	⌧	No “reload” equity awards
		⌧	No transferability except by will or unless approved by the Board or the Plan administrator

Description of the Eighth Amended 2011 Plan

The material features of the Eighth Amended 2011 Plan are outlined below. This summary does not purport to be a complete description of all of the provisions of the Eighth Amended 2011 Plan and is qualified in its entirety by reference to the complete text of the Eighth Amended 2011 Plan. Stockholders are urged to read the actual text of the Eighth Amended 2011 Plan in its entirety, a copy of which has been filed with the SEC as Appendix A to this Proxy Statement. Any stockholder who desires to obtain a copy of the Eighth Amended 2011 Plan may do so by written request to our Secretary at PDF Solutions, Inc., Attention: Secretary, 2858 De La Cruz Boulevard, Santa Clara, CA 95050.

Eligibility and Types of Awards

Only employees, non-employee directors, and independent contractors shall be eligible to participate in the Eighth Amended 2011 Plan. Upon the adoption of the Eighth Amended 2011 Plan approximately 463 employees (including executive officers), five non-employee directors, and 22 contractors will be eligible to participate in the Eighth Amended 2011 Plan.

The terms of the Eighth Amended 2011 Plan provide for discretionary incentive awards in the form of options (which may be incentive stock options or nonstatutory stock options), stock appreciation rights, stock grants and stock units (collectively, the “Awards”).

Administration of the Eighth Amended 2011 Plan

The Board (or its duly authorized delegee) shall administer the Eighth Amended 2011 Plan. The Board shall generally have membership composition which enables Awards to those participants who are subject to the requirements of Section 16 of the Exchange Act. However, the Board may from time to time delegate to a committee of one or more members of the Board, and the Board or such committee may from time to time delegate to one or more of our officers, the authority to grant or amend Awards or to take other administrative actions with respect to participants who are subject to the requirements of Section 16 of the Exchange Act. Subject to the provisions of the Eighth Amended 2011 Plan, the administrator of the Eighth Amended 2011 Plan shall have the full authority, in its sole discretion, to take any actions it deems necessary or advisable for the administration of the Eighth Amended 2011 Plan, including, not limited to determining the type, number, vesting requirements and other features and conditions of such Awards; amending any outstanding Awards; accelerating the vesting, or extending the post-termination exercise term, of Awards at any time and under such terms and conditions as it deems appropriate within the terms the Eighth Amended 2011 Plan allows; interpreting the Eighth Amended 2011 Plan and any Award agreement; correcting any defect, supplying any omission or reconciling any inconsistency in the Eighth Amended 2011 Plan or any Award agreement; adopting such rules or guidelines as it deems appropriate to implement the Eighth Amended 2011 Plan; making all other decisions relating to the operation of the Eighth Amended 2011 Plan; and adopting such plans or subplans as may be deemed necessary or appropriate to provide for the participation by employees of the Company, its parent, or its subsidiaries and affiliates who reside outside of the United States.

Share Reserve

The stock issuable under the Eighth Amended 2011 Plan shall be authorized but unissued shares or treasury shares. The aggregate number of shares reserved for Awards under the Eighth Amended 2011 Plan is 13,800,000 shares. Stockholders originally approved our 2011 Stock Incentive Plan at our 2011 Annual Meeting, with 3,200,000 shares initially reserved for future awards under it. Stockholders have approved seven prior amendment and restatements to the 2011 Stock Incentive Plan to, among other things, increase the number of shares reserved for awards under it as follows:

●	an additional 1,600,000 shares at the 2013 annual meeting of stockholders, for a total of 4,800,000 shares reserved;
●	an additional 1,750,000 shares at the 2014 annual meeting of stockholders, for a total of 6,550,000 shares reserved;
●	an additional 1,250,000 shares at the 2016 annual meeting of stockholders, for a total of 7,80,000 shares reserved;
●	an additional 1,250,000 shares at the 2017 annual meeting of stockholders, for a total of 9,050,000 shares reserved;
●	an additional 1,250,000 shares at the 2019 annual meeting of stockholders, for a total of 10,300,000 shares reserved;
●	an additional 1,250,000 shares at the 2020 annual meeting of stockholders, for a total of 11,550,000 shares reserved; and
●	an additional 1,250,000 shares at the 2022 annual meeting of stockholders, for a total of 12,800,000 shares reserved.

In addition, any shares subject to stock options or similar awards granted under our 2001 Stock Option Plan (the “2001 Plan”) that expire or otherwise terminate without having been exercised in full and shares issued pursuant to Awards granted under the 2001 Plan that are forfeited to or repurchased by the Company on or after November 16, 2011, when our 2011 Stock Incentive Plan was first approved by stockholders, shall be added to the Eighth Amended 2011 Plan share reserve and shall become available for issuance pursuant to the Eighth Amended 2011 Plan, with the maximum number of such shares to be added to the Eighth Amended 2011 Plan pursuant to such terminations, forfeitures and repurchases not to exceed 3,500,000 shares. As of April 14, 2023, there were 509,793 such shares added to the 2011 Plan. In the case of Awards other than stock options or stock appreciation rights, the aggregate number of shares reserved under the Eighth Amended 2011 Plan will be decreased at a rate of 1.33 per share issued pursuant to each such Award.

If Awards are forfeited or are terminated for any reason before vesting or being exercised, then the shares underlying such Awards will again become available for Awards under the Eighth Amended 2011 Plan (for purposes of clarity, if the share reserve is reduced by 1.33 shares per share subject to Awards granted under the Eighth Amended 2011 Plan other than options or stock appreciation rights, then the share reserve shall be increased by 1.33 times the number of shares subject to such Awards that are so forfeited or terminated). Further, if shares acquired pursuant to any such Award, are forfeited to or repurchased by the Company such shares shall return to the Eighth Amended 2011 Plan and again be available for issuance pursuant to the Eighth Amended 2011 Plan, provided that in the case of Awards, other than options or stock appreciation rights 1.33 times the number of shares so forfeited or repurchased will return to the Eighth Amended 2011 Plan and will again become available for issuance. Stock appreciation rights to be settled in shares shall be counted in full against the number of shares available for issuance under the Eighth Amended 2011 Plan, regardless of the number of shares issued upon settlement of the stock appreciation rights. Notwithstanding the foregoing, shares subject to an Award under the Eighth Amended 2011 Plan may not again be made available for issuance under this Plan if such shares are: (i) shares that were subject to a stock-settled stock appreciation right and were not issued upon the net settlement or net exercise of such stock appreciation right, (ii) shares used to pay the exercise or purchase price of an Award, (iii) shares delivered to or withheld by the Company to pay the withholding taxes related to an Award, or (iv) shares repurchased on the open market with the proceeds of an option exercise.

In the event of a subdivision of the outstanding shares, a declaration of a dividend payable in shares, a declaration of a dividend payable in a form other than shares in an amount that has a material effect on the price of shares, a combination or consolidation of the outstanding shares (by reclassification or otherwise) into a lesser number of shares, a recapitalization, a spin-off or a similar occurrence, the Eighth Amended 2011 Plan administrator will make such adjustments as it, in its sole discretion, deems appropriate to the number of shares and kind of shares or securities issuable under the Eighth Amended 2011 Plan (on both an aggregate and per-participant basis) and under each outstanding Award, to the per-participant Award limits, and to the exercise price of outstanding stock options and stock appreciation rights.

As of April 14, 2023, the fair market value of a share of Company common stock (based on the closing price of the Company’s common stock) was $41.28, and there were approximately 47,219 shares of our common stock subject to outstanding stock options granted under the 2011 Stock Incentive Plan with a weighted average exercise price of $15.98 and a weighted average remaining term of 4.54 years. In addition, there were approximately 1,736,473 shares of our common stock subject to outstanding stock unit awards granted under the 2011 Stock Incentive Plan.

Share Limits

No participant in the Eighth Amended 2011 Plan shall receive stock options and stock appreciation rights, stock grants and stock units during any fiscal year of the Company covering in excess of 1,000,000 shares per Award type. The aggregate maximum number of Shares that may be issued in connection with incentive stock options under the Eighth Amended 2011 Plan shall be 1,000,000 Shares.

Terms and Condition of Awards

In the case of stock options, each stock option granted under the Eighth Amended 2011 Plan shall be evidenced and governed by a stock option agreement between the grantee and the Company, which will generally be delivered online by the Company or its designated third-party broker and accepted online by the grantee. The stock option agreement or the online grant summary to which such agreement refers shall specify whether the option is an incentive stock option or a non-qualified stock option, the number of shares granted, the exercise price, the vesting schedule, exercisability and the term. Unless provided otherwise by the administrator, stock options granted under the Eighth Amended 2011 Plan (a) for newly-hired employees or independent contractors will generally vest at the rate of 1/4th of the total number of shares subject to the options on the first anniversary of the date of grant and 1/48th of the total number of shares subject to the options each month thereafter; and, (b) for annual refresh Awards will generally vest at the rate of 1/48th of the total number of shares subject to the options each month after the date of grant; provided, in each case, that such optionee’s service has not terminated prior to any vesting date. Under the Eighth Amended 2011 Plan, the stock option exercise price must be paid at the time the shares are purchased and may generally be made in cash (including by check, wire transfer or similar means), by cashless exercise, by surrendering or attesting to previously acquired shares of Company common stock, or by any other legal consideration.

In the case of stock appreciation right, each stock appreciation right granted under the Eighth Amended 2011 Plan shall be evidenced by an agreement between the participant and the Company, which will generally be delivered online by the Company or its designated third-party broker and accepted online by the participant. Such stock appreciation right shall be subject to all applicable terms of the Eighth Amended 2011 Plan and may be subject to any other terms that are not inconsistent with the Eighth Amended 2011 Plan. A stock appreciation right agreement may provide for a maximum limit on the amount of any payout notwithstanding the fair market value on the date of exercise of the stock appreciation right. Each stock appreciation right agreement or the online grant summary to which such agreement refers shall specify the number of shares to which the stock appreciation right pertains, the exercise price, exercisability and the term. The Eighth Amended 2011 Plan administrator may determine vesting provisions, if any, in its sole discretion.

In the case of stock grants, a stock grant may be awarded in combination with non-qualified stock options, and such an Award may provide that the stock grant will be forfeited in the event that the related non-qualified stock options are exercised. Each stock grant awarded under the Eighth Amended 2011 Plan shall be evidenced and governed by a stock grant agreement between the participant and the Company, which will generally be delivered online by the Company or its designated third-party broker and accepted online by the participant. The holder of a stock grant awarded under the Eighth Amended 2011 Plan shall have the same voting, dividend and other rights as our other stockholders.  The stock grant agreement or the online grant summary to which such agreement refers shall specify the number of shares granted and the vesting conditions and schedule in the event any shares subject to the Award are restricted and subject to vesting. Unless provided otherwise by the administrator and except as set forth otherwise with respect to performance-based awards, stock grants awarded under the Eighth Amended 2011 Plan (a) for newly-hired employees or independent contractors will generally vest at the rate of 1/4th of the total number of shares subject to the Award on the first anniversary of the date of grant and 1/8th of the total number of shares subject to the Award every six months thereafter; and, (b) for annual refresh awards will generally vest at the rate of 1/8th of the total number of shares subject to the Award every six months after the date of grant; provided, in each case, that such participant’s service has not terminated prior to any vesting date.

In case of stock units, each stock unit granted under the Eighth Amended 2011 Plan shall be evidenced by a stock unit agreement between the participant and the Company, which will generally be delivered online by the Company or its designated third-party broker and accepted online by the participant. Each stock unit agreement shall specify the number of shares to which the stock unit pertains, and the vesting conditions for Awards. The holders of stock units shall have no voting rights. A holder of stock units shall have no rights other than those of a general creditor of the Company.  The Eighth Amended 2011 Plan administrator may determine vesting provisions in its sole discretion.

In all cases, except as otherwise provided in the applicable agreement and then only to the extent such transfer is otherwise permitted by applicable law and is not a transfer for value (unless such transfer for value is approved in advance by our stockholders), no Awards shall be transferable by the grantee other than by will or by the laws of descent and distribution. No Awards or interest therein may be assigned, pledged or hypothecated by the grantee during his or her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process. Unless otherwise provided by the Eighth Amended 2011 Plan administrator, stock options and stock appreciation rights will generally expire 90 days (inclusive) following the termination of service for any reason other than cause, death or disability and 6 months following a termination of service for death or disability.

Performance Goals

Awards under the Eighth Amended 2011 Plan may be made subject to performance conditions as well as time-vesting conditions. Such performance conditions may be based on an objective formula or standard utilizing one or more of the following factors, including but not limited to: (i) operating income; (ii) earnings before interest, taxes, depreciation and amortization; (iii) earnings; (iv) cash flow; (v) market share; (vi) sales or revenue; (vii) expenses; (viii) cost of goods sold; (ix) profit/loss or profit margin; (x) working capital; (xi) return on equity or assets; (xii) earnings per share; (xiii) economic value added; (xiv) price/earnings ratio; (xv) debt or debt-to-equity; (xvi) accounts receivable; (xvii) write-offs; (xviii) cash; (xix) assets; (xx) liquidity; (xxi) operations; (xxii) intellectual property (e.g., patents); (xxiii) product development; (xxiv) regulatory activity; (xxv) manufacturing, production or inventory; (xxvi) mergers and acquisitions or divestitures; and/or (xxvii) financings, each with respect to the Company and/or one or more of its parent, subsidiaries, affiliates or operating units.

Effect of a Change in Control

The Eighth Amended 2011 Plan provides that in the event of a change in control, unless the administrator elects to (i) terminate an Award in exchange for cash, rights or property, or (ii) cause an Award to become fully exercisable and no longer subject to any forfeiture restrictions prior to the consummation of a change in control, to protect against dilution, (A) such Award (other than any portion subject to performance-based vesting) shall continue in effect or be assumed or an equivalent Award substituted by the successor corporation or a parent or subsidiary of the successor corporation and (B) the portion of such Award subject to performance-based vesting shall be subject to the terms and conditions of the applicable Award agreement and, in the absence of applicable terms and conditions, the administrator’s discretion. Furthermore, in the event an Award continues in effect or is assumed or an equivalent Award substituted, and a participant’s service is terminated by the Company or one of its subsidiaries without cause upon or within twenty-four (24) months following the change in control, then such participant shall be fully vested in such continued, assumed or substituted Award. However, in the event that the successor corporation in a change in control does not assume or substitute for an Award, the administrator may cause (i) any or all of such Award (or portion thereof) to terminate in exchange for cash, rights or other property to protect against dilution or (ii) any or all of such Award (or portion thereof) to become fully exercisable immediately prior to the consummation of such transaction and all forfeiture restrictions on any or all of such Award to lapse. If any such Award is exercisable in lieu of assumption or substitution in the event of a change in control, the administrator shall notify the participant that such Award shall be fully exercisable for a period of fifteen (15) days from the date of such notice, contingent upon the occurrence of the change in control, and such Award shall terminate upon the expiration of such period. To the extent not previously exercised or settled, options, stock appreciation rights and stock units shall terminate immediately prior to the dissolution or liquidation of the Company.

For purposes of the Eighth Amended 2011 Plan, a “change in control” means the consummation of any of the following transactions: (i) the sale of all or substantially all of our assets; (ii) the merger of the Company with or into another corporation in which securities possessing more than 50% of the total combined voting power of the Company are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction; (iii)the acquisition, directly or indirectly, by any person or related group of persons of beneficial ownership of securities of the Company representing more than 50% of the total combined voting power of our then outstanding securities  (provided, however, that the acquisition of additional stock by any person or related group of persons, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control); or (iv) a change in the effective control of the Company, which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

Clawback

All Awards (including any proceeds, gains or other economic benefit actually or constructively received by a participant upon any receipt or exercise of any Award or upon the receipt or resale of any shares underlying the Award and any payments of a portion of an incentive-based bonus pool allocated to a participant) shall be subject to the provisions of the clawback policy that was adopted by the Company in February, 2023 to comply with the recently adopted SEC requirements and the proposed Nasdaq listing rules.

U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide as to federal income tax consequences under current U.S. tax law of participation in the Eighth Amended 2011 Plan and does not attempt to describe all potential tax consequences. This discussion is intended for the information of our stockholders considering how to vote at the Annual Meeting and not as tax guidance to individuals who participate in the Eighth Amended 2011 Plan. The following is not intended or written to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. Tax consequences are subject to change and a taxpayer’s particular situation may be such that some variation in application of the described rules is applicable. Accordingly, participants have been advised to consult their own tax advisors with respect to the tax consequences of participating in the Eighth Amended 2011 Plan.

A recipient of an incentive stock option, nonstatutory stock option, or stock appreciation right will not have taxable income upon the grant of the stock option or stock appreciation right. For nonstatutory stock options and stock appreciation rights, the participant will recognize ordinary income upon exercise in an amount equal to the difference between the fair market value of the shares on the date of exercise and the exercise price. Any gain or loss recognized upon any later disposition of the shares generally will be a capital gain or loss.

The acquisition of shares upon exercise of an incentive stock option will not result in any taxable income to the participant, except, possibly, for purposes of the alternative minimum tax. The gain or loss recognized by the participant on a later sale or other disposition of such shares will either be capital gain or loss or ordinary income, depending upon whether the participant holds the shares for the legally required period (two-years from the date of grant and one-year from the date of exercise). If the shares are not held for the legally-required period, the participant will generally recognize ordinary income equal to the lesser of (i) the difference between the fair market value of the shares on the date of exercise and the exercise price, or (ii) the difference between the sales price and the exercise price.

For stock Awards subject to vesting (restricted stock), unless the participant elects to be taxed at the time of receipt of the restricted stock, the participant will not have taxable income upon the receipt of the Award, but upon vesting will recognize ordinary income equal to the fair market value of the shares at the time of vesting less the amount paid for such shares (if any).

For Awards of stock units, a participant does not receive any taxable income at the time the Award of stock units is granted. Instead, when the stock units vest and the shares of stock are transferred, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of shares received.

At the discretion of the Eighth Amended 2011 Plan administrator, the Eighth Amended 2011 Plan allows a participant to satisfy his or her tax withholding requirements under federal and state tax laws in connection with the exercise or receipt of an Award by electing to have shares withheld, and/or by delivering to the Company already-owned shares.

If the participant is an employee or former employee, the amount a participant recognizes as ordinary income in connection with any Award is subject to withholding taxes (generally not applicable to incentive stock options) and the Company is allowed an income tax deduction equal to the amount of ordinary income recognized by the participant. However, Code Section 162(m) contains special rules regarding the federal income tax deductibility of compensation paid to certain executive officers. Under Section 162(m), annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000.

New Plan Benefits

The Eighth Amended 2011 Plan does not provide for set benefits or amounts of awards, and we have not approved any awards that are conditioned on stockholder approval of the Eighth Amended 2011 Plan. However, we plan to grant awards to certain named executive officers, employees that are not executive officers, and current non-employee directors that remain directors following the Annual Meeting in connection with our annual award cycle following our Annual Meeting, which awards will be made under the Eighth 2011 Amended Stock Plan if it is approved by stockholders or under the Seventh Amended 2011 Stock Plan if the Eighth 2011 Amended Stock Plan is not approved by stockholders. The planned awards to non-employee directors are discussed in further detail in the section entitled “Director Compensation” below. The following table summarizes the restricted stock unit grants that each of these individuals or groups will receive following the Annual Meeting. All other future awards to directors, executive officers, employees and consultants of the Company under the Eighth Amended 2011 Plan are discretionary and cannot be determined at this time.

Name of Individual or Group	Dollar Value	Number of Units
John K. Kibarian, Ph.D.	—	—
Chief Executive Officer, President and Director
Adnan Raza (1)	—	—
Chief Financial Officer, Executive Vice President, Finance
Kimon W. Michaels, Ph.D.	—	—
Executive Vice President, Products and Solutions and Director
Andrzej Strojwas (1)	—	—
Chief Technology Officer
All current executive officers, as a group	—	—
All current directors who are not executive officers, as a group (2)	$750,000	—
All employees who are not executive officers, as a group (3)	—	—

(1)	Represents the number of shares subject to restricted stock units that we expect to grant to our named executive officers in connection with the regular annual merit/refresh award cycle. The dollar value of the restricted stock units is not determinable because it will be only known at the time of grant. These awards will be made under the Eighth 2011 Amended Stock Plan if it is approved by stockholders or under the Seventh Amended 2011 Stock Plan if the Eighth 2011 Amended Stock Plan is not approved by stockholders.
(2)	Represents the dollar value of restricted stock units that we expect to grant to our non-employee directors pursuant to our non-employee director compensation program. The number of shares subject to these restricted stock units is not determinable because it will be only known at the time of grant. These awards will be made under the Eighth 2011 Amended Stock Plan if it is approved by stockholders or under the Seventh Amended 2011 Stock Plan if the Eighth 2011 Amended Stock Plan is not approved by stockholders.
(3)	Represents the number of shares subject to restricted stock units that we expect to grant to our employees that are not executive officers, as a group, in or around June 2023 in connection with the regular annual merit/refresh award cycle. The dollar value of the restricted stock units is not determinable because it will be only known at the time of grant. These awards will be made under the Eighth 2011 Amended Stock Plan if it is approved by stockholders or under the Seventh Amended 2011 Stock Plan if the Eighth 2011 Amended Stock Plan is not approved by stockholders.

The following table sets forth, for each of the individuals and groups indicated, the total number of shares of our common stock subject to stock awards that have been granted (even if not currently outstanding) under our 2011 Stock Incentive Plan, since the plan became effective, as amended and restated through April 14, 2023 (the “2011 Stock Plan”).

Number of Shares
Subject to Stock
Name of Individual or Group	Awards
John K. Kibarian, Ph.D.	–
Chief Executive Officer, President and Director
Adnan Raza	180,000
Executive Vice President, Finance and Chief Financial Officer
Kimon W. Michaels, Ph.D.	–
Executive Vice President, Products and Solutions and Director
Andrzej Strojwas	173,537
Chief Technology Officer
All current executive officers, as a group	353,537
All current directors who are not executive officers, as a group (1)	170,416
Each associate of any executive officer, current director or director nominee (2)	38,130
Each person who received 5% or more of the awards granted under the 2011 Stock Plan	–
All employees, including all current officers who are not executive officers, as a group	10,225,301

(1)	Joseph Bronson (50,602 shares) and Ye Jane Li (19,962 shares) who are nominees for re-election as directors are included within this group.
(2)	Represents shares subject to awards granted to Dr. Michaels’s spouse.

Please also refer to the Equity Compensation Plan Information table on page 35 for further information about the shares, which may be issued upon the exercise of options, warrants and rights under all of our equity compensation plans as of December 31, 2022.

Required Vote

So long as a quorum is present (in person or by proxy) at the Annual Meeting, a majority of the shares votes cast at the Annual Meeting is required to approve this proposal. Unless otherwise instructed, the proxy holders will vote the proxies they receive FOR the approval of the Eighth Amended and Restated 2011 Stock Incentive Plan.

Recommendation of the Board

THE BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE FOR THE APPROVAL OF THE

EIGHTH AMENDED AND RESTATED 2011 STOCK INCENTIVE PLAN.

PROPOSAL NO. 4: ADVISORY APPROVAL OF OUR NAMED EXECUTIVE OFFICERS’ COMPENSATION

At our 2017 annual meeting of stockholders, a majority of our stockholders recommended that an advisory resolution with respect to our compensation program of our named executive officers (a “say-on-pay”) be presented to our stockholders every year. Our Board of Directors adopted the stockholders’ recommendation for the frequency of the “say-on-pay” vote, and accordingly, we are requesting your advisory approval of the compensation of our named executive officers as identified and disclosed in the section entitled “Executive Compensation,” and the compensation tables, and the narrative discussion therein, set forth on pages 35 to 41 of this Proxy Statement (“Compensation Discussion and Analysis” or “CD&A”).

As more fully described in this Proxy Statement in the CD&A, our executive officer compensation program is designed to attract and retain the caliber of officers needed to ensure our continued growth and profitability, to align incentives with our fiscal performance, to reward officers’ individual performance against objectives that achieve our strategy and the creation of long-term value for stockholders and to provide a balanced approach to compensation that properly aligns incentives with Company performance and stockholder value and does not promote inappropriate risk taking. Accordingly, the compensation of our named executive officers is based in large part upon the financial achievement of the Company.

We believe we utilize a well-proportioned mix of security-oriented compensation, retention benefits and at-risk compensation which produces both short-term and long-term performance incentives and rewards.

The CHCM Committee and the Board of Directors believe that the design of our executive compensation program, and hence the compensation awarded to our named executive officers under the current program, fulfills the objectives set forth above.

We encourage you to carefully review the CD&A for additional details on our executive compensation, including our compensation philosophy and objectives, as well as the processes our CHCM Committee used to determine the structure and amounts of the compensation of our named executive officers in 2022.

In accordance with the requirements of Section 14A of the Exchange Act, we are asking you to indicate your support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking our stockholders to vote FOR the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the 2022 compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2023 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

The results of your approval are advisory, which means the outcome of this proposal is not binding on the Company, our Board of Directors or the CHCM Committee of the Board of Directors. Assuming no change to our current policy regarding the frequency of such advisory vote, it is expected that the next say-on-pay vote will occur at the 2024 annual meeting of stockholders.

Required Vote

So long as a quorum is present (in person or by proxy) at the Annual Meeting, a majority of the votes cast at the Annual Meeting is required to approve this proposal. Unless otherwise instructed, the proxy holders will vote the proxies they receive FOR the advisory approval of our compensation of our named executive officers, as disclosed in this Proxy Statement.

Recommendation of the Board:

THE BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE FOR THE ADVISORY APPROVAL

OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 5: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICERS’ COMPENSATION

Section 14A to the Exchange Act requires that we provide stockholders with the opportunity to vote, on a non-binding, advisory basis, at least once every six years for their preference as to how frequently we should seek an advisory vote on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the SEC.

Accordingly, we are requesting your non-binding, advisory vote to determine whether future non-binding, advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the SEC will occur every year, every 2 years, or every 3 years.

We believe that the non-binding, advisory vote of our stockholders to approve the compensation of our named executive officers should continue to occur every year. An annual vote allows our stockholders to provide us with regular and comprehensive input on the important issue of our executive compensation programs and practices as disclosed in our Proxy Statement each year. We value and consider stockholder input on corporate governance matters and on our named executive officer compensation. This vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the CHCM Committee of the Board of Directors. We recognize that stockholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our stockholders as to their preference on the frequency of an advisory vote on named executive officer compensation. The Board of Directors and the CHCM Committee will take into account the outcome of the vote; however, when considering the frequency of future advisory votes on executive compensation, the Board of Directors may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our stockholders. We expect to hold another advisory vote with respect to executive compensation at the 2024 annual meeting of stockholders.

Required Vote

So long as a quorum is present (in person or by proxy) at the Annual Meeting, the frequency receiving the highest number of votes cast at the Annual Meeting will be the frequency selected by our stockholders. Stockholders are not voting to approve or disapprove the Board of Directors’ recommendation.  Unless otherwise instructed, the proxy holders will vote the proxies they receive for every 1 YEAR for the frequency of an advisory vote on named executive officer compensation.

Recommendation of the Board:

THE BOARD RECOMMENDS A VOTE FOR EVERY “1 YEAR” FOR THE FREQUENCY OF AN ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership as of April 14, 2023, of (i) each person known to us to be the beneficial holder of more than 5% of our outstanding common stock, (ii) each director and each director nominee, (iii) each Named Executive Officer identified in the Summary Compensation Table on page 42 of this Proxy Statement, and (iv) all executive officers and directors as a group.

Beneficial ownership is determined in accordance with SEC rules. In computing the number of shares beneficially owned by a person, we have included shares for which the named person has sole or shared power over voting or investment decisions. The number of shares beneficially owned also includes ownership of which the named person has the right to acquire, through conversion, option and warrant exercise or otherwise, within 60 days after April 14, 2023.

Percentage of beneficial ownership is based on 37,844,943 shares outstanding as of April 14, 2023. For each named person, the percentage ownership includes beneficial ownership which the person has the right to acquire within 60 days after April 14, 2023. However, such beneficial ownership shall not be deemed outstanding with respect to the calculation of ownership percentage for any other person. Except as otherwise indicated, the address for each person listed as a director or executive officer is c/o PDF Solutions, Inc., 2858 De La Cruz Boulevard, Santa Clara, California 95050.

The Company has relied upon information provided to the Company by its directors and Named Executive Officers and copies of documents sent to the Company that have been filed with the SEC by others for purposes of determining the number of shares each person beneficially owns. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and generally includes those persons who have voting or investment power with respect to the securities. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them.

	Amount and
	Nature of
	Beneficial
Name and Address of Beneficial Owner	Ownership	Percent of Class
5% Stockholders:
BlackRock, Inc.(1)	4,632,962	12.24
Advantest America, Inc.(2)	3,306,924	8.74
Invesco Ltd.(3)	3,250,698	8.59
John K. Kibarian	2,512,474	6.64
The Vanguard Group(4)	2,253,291	5.95
Cowen Prime Advisors LLC(5)	1,431,404	3.78
Directors, Nominees and Named Executive Officers:
John K. Kibarian(6)	2,512,474	6.64
Kimon W. Michaels(7)	1,586,082	4.19
Joseph R. Bronson(8)	34,586	*
Nancy Erba(9)	24,594	*
Michael B. Gustafson(10)	13,072	*
Ye Jane Li(11)	13,587	*
Adnan Raza	—	*
Andrzej Strojwas	44,639	*
Shuo Zhang(12)	12,058	*
All directors and executive officers as a group (9 persons)(13)	4,241,092	11.21

*	Represents beneficial ownership of less than 1% of the outstanding shares of common stock.
(1)

Based solely on the Schedule 13G/A filed on January 23, 2023 (the “BlackRock 13G”). The BlackRock 13G indicates that BlackRock, Inc. has sole voting power over 4,588,961 shares and sole dispositive power over 4,632,962 shares. The stockholder’s address is 55 East 52nd Street, New York, NY 10055.

(2)

Based solely on the Schedule 13G filed jointly by Advantest America, Inc. and Advantest Corporation on August 6, 2020 (the “Advantest 13G”). The Advantest 13G indicates that Advantest America, Inc., a wholly-owned subsidiary of Advantest Corporation, holds of record 3,306,924 shares of Common Stock over which it has sole voting power and sole dispositive. The stockholder’s address is 3061 Zanker Road, San Jose, California 95134.

(3)

Based solely on the Schedule 13G/A filed on February 2, 2023 (the “Invesco 13G”). The Invesco 13G indicates that Invesco Ltd. Has sole voting power over 3,236,332 shares and sole dispositive power over 3,250,698 shares. The stockholder’s address is 1555 Peachtree Street NE, Suite 1800, Atlanta, GA 30309.

(4)

Based solely on the Schedule 13G/A filed on February 9, 2023 (the “Vanguard 13G”). The Vanguard 13G indicates that The Vanguard Group has sole dispositive power over 2,178,410 shares, shared voting power over 50,933 shares and shared dispositive power over 74,881shares. The stockholder’s address is 100 Vanguard Blvd., Malvern, PA 19355.
(5)

Based solely on the Schedule 13G filed on February 3, 2023 (the “Cowen 13G”). The Cowen 13G indicates that Cowen Prime Advisors LLC has shared dispositive power over 1,431,404 shares. The stockholder’s address is 559 Lexington Avenue, Floor 20, New York, NY 10022.

(6)	Dr. Kibarian has sole voting and dispositive power to 39,718 shares and shared voting and dispositive power to 2,472,756 shares.
(7)

Dr. Michaels has sole voting and dispositive power to 1,412,276 shares and shared voting and dispositive power to 173,806 shares. Includes 22,259 shares held by Dr. Michaels’ spouse as separate property.

(8)	Includes 1,202 shares issuable to Mr. Bronson upon the vesting of restricted stock units that will vest within 60 days after April 14, 2023.
(9)	Includes 1,202 shares issuable to Ms. Erba upon the vesting of restricted stock units that will vest within 60 days after April 14, 2023.
(10)	Includes 1,202 shares issuable to Mr. Gustafson upon the vesting of restricted stock units that will vest within 60 days after April 14, 2023.
(11)	Includes 1,202 shares issuable to Ms. Li upon the vesting of restricted stock units that will vest within 60 days after April 14, 2023.
(12)	Includes 1,202 shares issuable to Ms. Zhang upon the vesting of restricted stock units that will vest within 60 days after April 14, 2023.
(13)

Consists of 4,241,092 shares held by our current directors and executive officers, as a group, of which 6,010 shares issuable upon the exercise of stock options and the vesting of restricted stock units that will vest within 60 days after April 14, 2023.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Limitation of Liability and Indemnification Matters

As permitted by the Delaware General Corporation Law (“DGCL”), we have included a provision in our amended and restated certificate of incorporation to eliminate the personal liability of our officers and directors for monetary damages for breach or alleged breach of their fiduciary duties as officers or directors, other than in cases of fraud or other willful misconduct.

In addition, the Bylaws provide that we are required to indemnify our officers and directors even when indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified. We have entered into indemnification agreements with our officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the (“DGCL”). The indemnification agreements require us to indemnify our officers and directors against liabilities that may arise by reason of their status or service as officers and directors other than for liabilities arising from willful misconduct of a culpable nature, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain our directors’ and officers’ insurance if available on reasonable terms. We have filed our forms of indemnification agreement on the SEC’s website at www.sec.gov. We have obtained directors’ and officers’ liability insurance in amounts comparable to other companies of similar size and in our industry.

Review, Approval or Ratification of Transactions with Related Persons

Related party transactions have the potential to create actual or perceived conflicts of interest between the Company and its directors, its officers, its employees, and members of their respective families. While we do not maintain a written policy with respect to the identification, review, approval or ratification of transactions with related persons, our Code of Ethics prohibits conflicts of interest between an employee and the Company and requires an employee to report any such potential conflict to our compliance officer. In addition, each officer and each director is expected to identify to the Secretary, by means of an annual director questionnaire, any transactions between the Company and any person or entity with which the director may have a relationship that is engaged or about to be engaged in a transaction with the Company.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors, executive officers and any persons who own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Based solely on our review of the copies of such forms filed with the SEC and written representations from the directors and executive officers, we believe that all Section 16(a) filing requirements were timely met in the year ended December 31, 2022, except for the Form 4 filed on 5/4/2022 for Andrzej Strojwas reporting shares withheld to satisfy tax withholding obligations related to RSUs that vested on 5/1/2022.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2022, about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Stockholders	2,191,864	$16.11	4,333,687	(1)
Equity Compensation Plans Not Approved by Stockholders	—	—	—
Total	2,191,864		4,333,687

(1)	Includes 3,515,770 shares available for issuance pursuant to stock awards under the Seventh Amended and Restated 2011 Stock Incentive Plan and 817,917 shares available for issuance pursuant to stock awards under the 2021 Employee Stock Purchase Plan including shares subject to outstanding purchase rights as of December 31, 2022 (the exact number of which will not be known until the applicable purchase date).

EXECUTIVE COMPENSATION

Introduction

This Compensation Discussion and Analysis describes and analyzes the compensation program during the year ended December 31, 2022, for: our principal executive officer, our principal financial officer, and our other two Executive Officers that were serving as executive officers on December 31, 2022.

Collectively, these were our “Named Executive Officers” or “NEOs” for 2022:

●	John K. Kibarian, Ph.D., our Chief Executive Officer and President;
●	Adnan Raza, our Executive Vice President, Finance and Chief Financial Officer;
●	Kimon Michael, Ph.D., our Executive Vice President, Products and Solutions; and
●	Andrzej Strojwas, Ph.D., our Chief Technology Officer.

Compensation Governance

We endeavor to maintain good governance standards in our executive compensation program, as reflected by the following policies and practices that were in effect in 2022:

●

CEO Compensation. In part due to his request, which is based on a desire to conserve equity for other purposes, including granting awards to other employees, Dr. Kibarian has not received an equity award since 2003. As a significant stockholder, Dr. Kibarian’s interests are already strongly aligned with the interests of our other stockholders.

●

Independence. The CHCM Committee of our Board of Directors develops, reviews and approves each element of executive compensation. The CHCM Committee is comprised solely of independent directors. Additionally, pursuant to its Charter, the CHCM Committee has the authority to engage a compensation consultant and other advisers as it deems appropriate or necessary to support it in fulfilling its responsibilities.

●	No Perquisites. We do not provide perquisites or other personal benefits to our executive officers.
●	No Tax Gross-Ups. We do not provide tax gross-ups or other tax reimbursement payments to our executive officers.
●

Severance and Change in Control Agreements. Except in the case of Mr. Raza, whose employment agreement contains certain severance benefits, as described in more detail below, we do not have agreements with our NEOs who are currently employed by us that provide for severance benefits.

●

Exclusive Decision-Making Power. The CHCM Committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits, although our Chief Executive Officer and our Human Resources department periodically present compensation and benefit recommendations to the CHCM Committee. The CHCM Committee independently considers, and evaluates, whether or not to accept management’s recommendations with respect to NEO compensation.

●

Periodic Review. The CHCM Committee, in connection with management, regularly reviews our executive compensation policies, practices and programs, including the mix of elements within our executive compensation program and the allocation between short-term and long-term compensation and cash and non-cash compensation, to ensure that our executive officers are compensated in a manner that is consistent with competitive market practice and sound corporate governance principles, and to reward them for performance tied to our primary business objective of delivering sustained high-performance to our customers and stockholders.

●

Risk Mitigation. The CHCM Committee regularly considers how the primary elements of our executive compensation program could encourage or mitigate excessive risk-taking, and has structured our program to mitigate risk by rewarding performance tied to several reasonable business objectives, and avoiding incentives that could encourage inappropriate risk-taking by our NEOs.

●

Clawback Policy. In February 2023, the CHCM Committee adopted a clawback policy, based on the final SEC rules implementing the incentive-based compensation recovery provisions of the Dodd-Frank Act, which provides for the recovery of erroneously awarded incentive-based compensation received by current or former executive officers in the event of a restatement.

Executive Compensation Objectives

The design and operation of our executive compensation program reflect the following objectives, established by our CHCM Committee, with a strong emphasis on tying NEO pay to Company performance:

●	to emphasize performance-based compensation that is progressively weighted with seniority level;
●	to align our NEOs’ interest with long-term stockholder value;
●	to attract and retain talented leadership; and
●	to maintain an executive compensation program that encourages our NEOs to adhere to high ethical standards.

Elements of Our Executive Compensation Program

Performance-Based Compensation

In connection with its annual assessment of our compensation policies and practices, the CHCM Committee maintains an annual cash incentive award program as further described below to drive our performance, including the performance of our affiliates and operating units, and to align, motivate and reward eligible employees by making a portion of their cash compensation dependent on the achievement of certain Company performance goals.

Cash bonuses awarded pursuant to the annual cash incentive award program are based on the attainment of performance goals, which may include corporate and strategic business objectives, a participant’s individual performance and contribution to the Company, and/or any other factor deemed appropriate by the CHCM Committee. Performance goals and target amounts are established, and may be modified, by the CHCM Committee at any time, as determined appropriate in the CHCM Committee’s sole discretion. Corporate objectives may include one or more objective measurable performance factors. The CHCM Committee has reserved the right, in its sole discretion, to increase, reduce or eliminate the amount of cash bonus otherwise payable to a participant with respect to any performance period. No cash bonus will be payable with respect to any performance period until the applicable results have been verified by the CHCM Committee and the CHCM Committee otherwise determines that the underlying terms and conditions of the program have been satisfied.

Other Elements of Executive Compensation

The other elements of our executive compensation program, the specific philosophy behind each element, the basis for the CHCM Committee’s decisions regarding each element, and the objectives of our program that each element fulfills, are described below.

Objective
Element	Philosophy Statement	Basis for Compensation Decisions; Pay-for- Performance Criteria	Reward Performance	Attract & Retain	Align to Stockholder Value	Adhere to High- Ethical Standards
Base Salary	We provide a base salary to our NEOs as a significant element of their overall compensation to recruit and retain experienced executives.	Base salary takes into account the NEO’s qualifications, experience, prior salary, and competitive salary information based on competitive market data as described below.		X		X
Annual Discretionary Cash Incentive Bonus	We provide an annual incentive cash bonus, payable in the sole discretion of the CHCM Committee, to reward our NEOs for individual and Company performance.

After the end of each year, the CHCM Committee reviews our performance and the individual NEO’s performance for the preceding fiscal year taking into consideration such factors as leadership qualities, business responsibilities, career with the Company, current compensation arrangements, and long-term potential to enhance stockholder value.

			X	X	X	X
Annual Discretionary Long-Term Equity Incentive Awards

With the exception of our founders, whose interest are already aligned with the Company due to their substantial stock holdings, we provide annual discretionary long-term equity incentive awards, which may consist of a mix of stock options and restricted stock or restricted stock unit awards (“Restricted Stock”), with vesting based on continued service with the Company to align our non-founder NEOs’ interests with those of our stockholders.

The CHCM Committee considers the non-founder NEO’s relative job scope, the value of such NEO’s outstanding long-term equity incentive awards, individual and Company performance history, prior contributions to the Company, the size of prior awards, and competitive market data as described below.

			X	X	X	X
Health and Welfare Benefits and Retirement Benefits	We provide industry-standard programs to provide for the health, welfare and retirement planning of our NEOs, including life insurance equal to the lesser of $200,000 or base salary.	The CHCM Committee has determined that our NEOs may participate on the same terms in the same programs that are available to all employees.		X

2022 Compensation Decision-Making Process and Results

Process

Generally, around the first quarter of each fiscal year, the CHCM Committee reviews the previous year’s performance of each of our NEOs and the Company. The CHCM Committee relies upon the judgment of its members in making compensation decisions, reviewing the performance of the Company and carefully evaluating each NEO’s performance during the year against leadership qualities, operational performance, business responsibilities, career with the Company, current compensation arrangements, and long-term potential to enhance stockholder value. Also, while the CHCM Committee may consider competitive market compensation paid by peer companies, as further described below, in assessing the reasonableness of compensation, the CHCM Committee does not attempt to achieve and maintain a certain target percentile within a peer group or otherwise rely entirely on that data to determine NEO compensation. Instead, the CHCM Committee maintains the flexibility in its assessment and decision-making process to respond to and adjust for the evolving business environment. The CHCM Committee strives to achieve an appropriate mix between equity incentive awards and cash payments to meet the objectives of our executive compensation program and may consider such data in its compensation decisions; however, no particular apportionment goal is set.

We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our NEOs to deliver superior performance (as well as their actual ability to do so) and to retain them to continue their careers with the Company on a cost-effective basis. The CHCM Committee discusses our Chief Executive Officer’s compensation package with him but makes decisions with respect to his compensation without him present. The CHCM Committee reports to our Board of Directors on the major items covered at each Committee meeting.

The CHCM Committee believes our executive compensation programs are effectively designed and working well in alignment with the interests of our stockholders and are instrumental to achieving our business strategy. As has been the case in the past, the CHCM Committee will consider any stockholder concerns and feedback on its executive compensation programs that it receives. We hold an annual advisory stockholder vote on executive compensation. More than 99% of the shares were cast (for or against) our NEOs’ compensation at the most recent annual meeting of stockholders. In evaluating our compensation program for 2022, the CHCM Committee was mindful of the support our stockholders expressed for our executive compensation programs. As a result, in 2022 the CHCM Committee retained its general approach to executive compensation and continued to apply the same general principles and philosophy as in prior fiscal years.

Role of CHCM Committee Consultant

The CHCM Committee is authorized to retain the services of compensation consultants and other advisors from time to time, as it sees fit, in connection with its oversight of, and decisions related to, our executive compensation program. In 2022, the CHCM Committee retained the services of Compensia, Inc., an independent compensation consultant (“Compensia”). Compensia provided the CHCM Committee advice and recommendations on our peer group and NEO compensation. Compensia provided no other services to the Company in 2022. Based on the consideration of the various factors as set forth in the rules of the SEC and Nasdaq, as applicable, the CHCM Committee determined that Compensia is an independent compensation consultant under the rules of the Nasdaq and there are no conflicts of interest.

Use of Competitive Data

To assess the competitiveness of our executive compensation for 2022, the CHCM Committee analyzed competitive market compensation paid by companies in our peer group based on market data obtained from Compensia. The peer group the CHCM Committee used in 2022 was selected by Compensia and approved by the Committee initially in August 2021. The 2021 selection criteria was as follows:  headquartered in the same country; same or related/adjacent industry; last four quarters of revenue as of June 2021 within approximately 0.5 times to 4.0 times that of the Company over the same period; market cap within approximately 0.3 times to 4.0 times that of the Company based on 30-day average stock prices as of June 28, 2021, and shares outstanding as of such date; and strong revenue growth, strong market cap-to-revenue multiple, and relevant IPO timing, resulting in a total of 14 companies in the peer group as set forth in the table below:

2022 Peer Group
◾ Ambarella	◾ eGain	◾ Mitek Systems
◾ CEVA	◾ GTY Technology Holdings	◾ Model N
◾ CyberOptics	◾ Ideanomics	◾ Onto Innovation
◾ Domo	◾ Impinj	◾ ShotSpotter
◾ DSP Group		◾ Sumo Logic

Our CHCM Committee believes that peer group comparisons provide a useful framework to measure the competitiveness of our compensation practices. The CHCM Committee understands that no two companies are exactly alike, and it maintains the discretion to set levels of NEO compensation above or below levels paid by our peers based upon factors such as individual performance, an NEO’s level of experience and responsibilities, individual discussions with the NEO, and our compensation budget. The CHCM Committee intends to review our peer group at least annually and make adjustments to its composition as necessary.

Base Salaries

Our NEOs’ base salaries are reviewed annually and adjusted in the discretion of the CHCM Committee based on factors such as an NEO’s promotion or other significant change in responsibilities, sustained individual and Company performance and competitive market data. Due to positive individual performance throughout 2021, the NEO’s salaries were adjusted, effective April 1, 2022, as follows: Dr. Kibarian’s salary was increased to $440,000 per year, Mr. Raza’s salary was increased to $370,000 per year, Dr. Michaels’s salary was increased to $380,000 per year, and Dr. Strojwas’s salary was increased to $360,000 per year. The base salary paid to each NEO in 2022 is set forth in the “Summary Compensation Table” below.

Cash Incentive Award Program

In 2022, the CHCM Committee did not establish a formal cash incentive program for NEOs. Instead, the CHCM Committee awarded cash bonuses to NEOs for 2022 performance based on our overall financial performance, each NEO’s target bonus, and a “corporate factor” that represents the funding of the general bonus pool. The Company achieved record financial results in 2022, with 34% year-over-year growth in total revenues and GAAP net loss of $3.4 million, or ($0.09) per diluted share, compared to net loss of $21.5 million, or ($0.58) per diluted share, for the full year 2021. Each NEO’s total target bonus was set at 50% of annual salary, with 50% intended to be subject to a formal program, however, one was not established for 2022 given the variability in the 2022 bookings forecast. As a result, the CHCM Committee considered the total target bonus. The corporate factor was determined by comparing the result of the sum of the target bonus of all employees multiplied by a factor representing everyone’s performance rating for 2022, to the total dollar amount accrued for the general bonus pool during the year. The corporate factor ratio for 2022 was 1. As a result, the CHCM Committee awarded each NEO a cash incentive award equal to 100% of the NEO’s total target cash incentive opportunity. The table below sets forth the amount of each NEO’s target bonus opportunity and the amount earned by each NEO.

Name	Total Target Incentive Opportunity	Amount Awarded
John K. Kibarian	$220,000	100%
Kimon W. Michaels	$190,000	100%
Adnan Raza	$185,000	100%
Andrzej Strojwas	$180,000	100%

Annual Long-Term Equity Incentive Awards

In determining whether annual long-term equity incentive awards will be granted to our NEOs and the size of any such equity incentive awards, the CHCM Committee generally considers a number of factors, including, but not limited to, the relative job scope of the executive officer, the value of his existing long-term equity incentive awards, the NEO’s individual, and our, performance history, prior contributions to the Company, the size of prior equity incentive awards, and the peer data as described above. Based on some or all of these factors, the CHCM Committee determines in its discretion the total annual long-term equity incentive awards that it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

Based on their strong individual performance in 2021, 30,000 RSUs were granted to Mr. Raza and 10,000 RSUs were granted to Dr. Strojwas. These awards each vest 12.5% of the total RSUs on the date that is six months after the vesting start date and 12.5% of the total RSUs on each date that is six months thereafter until fully vested, subject to the recipient’s continued service through each applicable vesting date. Despite strong individual performance by Drs. Kibarian and Michaels, no equity award was granted to them due to their significant ownership in the Company from their history as founders of the Company and their corresponding, existing alignment with stockholders in general, as well as a desire on the part of Drs. Kibarian and Michaels to reserve the stock pool for other purposes, such as awards to other employees and consultants. The amount of, and the vesting schedules for, equity awards granted to our NEOs in 2022 are set forth below in the “Grants of Plan-Based Awards for Fiscal Year 2022” table below.

Compensation of Dr. Kibarian

Our Chief Executive Officer and President, Dr. Kibarian, is also a co-founder of the Company. As of April 14, 2023, Dr. Kibarian owned 6.64% of the Company’s common stock. Given his significant equity stake, Dr. Kibarian’s interests are strongly aligned with our other stockholders and, accordingly, he has a strong incentive to manage the Company from the perspective of an owner. As such, Dr. Kibarian has requested that, instead of using the limited shares available for issuance under our stock plans to further increase his ownership interest, the CHCM Committee should use such shares for awards for other employees of the Company, in the CHCM Committee’s sole discretion, to further our ability to provide appropriate incentives aimed at motivating and retaining such employees and the creation of further long-term stockholder value. No incentive cash award or long-term equity incentive award was paid or granted to Dr. Kibarian in 2022. The base salary paid to Dr. Kibarian is set forth in the “Summary Compensation Table” below.

Share Ownership Guidelines

Each NEO is required to own shares of our common stock as follows, provided that NEOs appointed after October 6, 2011, (the date the guidelines were adopted by our CHCM Committee and Board) have five years from the date of hire or appointment to attain such ownership levels:

●	Our CEO must own shares equal to six (6) times such executive’s annual base salary.
●	All NEOs other than our CEO must own shares equal to two (2) times such executive’s annual base salary.

For purposes of these guidelines, a NEO’s share ownership includes all shares of the Company’s common stock owned by such NEO outright or held in trust for such executive and his or her immediate family, but not a NEO’s unvested or unexercised equity (i.e. unvested restricted stock units or outstanding stock options). The value of the shares will be measured as the greater of the then-current market price or the closing price of the Company’s common stock on the acquisition date. All of our NEOs currently serving in executive positions meet the ownership requirements or still have time remaining to satisfy the requirements. The equity owned by each of our NEOs as of April 14, 2023, is set forth in the “Security Ownership of Certain Beneficial Owners and Management” table above.

Prohibition against Certain Equity Transactions

Our Insider Trading and Disclosure Policy prohibits our NEOs, employees, directors, consultants, advisors, and contractors (as well as members of their immediate families and households, and family trusts (or similar entities) controlled by or benefiting such persons) from engaging in any short sale, “sale against the box,” or any equivalent hedging transaction involving the Company’s stock (or the stock of any of the Company’s business partners in any of the situations described above). A short sale involves selling shares that a person does not own at a specified price with the expectation that the price will go down so that such person can buy the shares at a lower price before such person has to deliver them. Many hedging transactions such as “cashless” collars, forward sales, equity swaps and other similar or related arrangements may indirectly involve a short sale, and the Company’s Insider Trading Compliance Officer will assess any such proposed transactions and determine whether such proposed transactions would violate the Insider Trading and Disclosure Policy. In addition, a person may not engage in a “hedging” transaction if the person is trading in Company stock pursuant to a “blind trust” or a Rule 10b5-1(c) trading program. The Company also recommends that a person not margin or pledge the Company stock to secure a loan and that a person not purchase Company stock “on margin” (that is, borrow funds to purchase stock, including in connection with exercising any Company stock options).

Other Considerations

While Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1.0 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers. The CHCM Committee retains the discretion to award compensation that is not deductible as it believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation in order to structure a program that we consider to be the most effective in attracting, motivating and retaining our executive officers.

Sections 280G and 4999 of the Code also provide that executive officers, persons who hold significant equity interests and certain other highly-compensated service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that the Company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. Further, Section 409A of the Code imposes certain additional taxes on service providers who enter into certain deferred compensation arrangements that do not comply with the requirements of Section 409A. We have not agreed to pay any NEO a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999 or 409A.

The CHCM Committee also considers the accounting consequences to the Company of different compensation decisions and the impact of certain arrangements on stockholder dilution. However, neither of these factors by themselves will compel a particular compensation decision.

COMPENSATION AND HUMAN CAPITAL MANAGEMENT COMMITTEE REPORT

The Compensation and Human Capital Management Committee, or the CHCM Committee, has reviewed and discussed the Company’s Compensation Discussion and Analysis contained in this Proxy Statement, or the CD&A, with management. Based on this review and discussion, the CHCM Committee recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for fiscal year ended December 31, 2022.

SUBMITTED BY THE COMPENSATION AND HUMAN CAPITAL MANAGEMENT COMMITTEE:

Michael Gustafson, Chair
Ye Jane Li
April 21, 2023	Shuo Zhang

The information contained in the CHCM Committee Report shall not be deemed to be “soliciting material,” to be “filed” with the SEC, or to be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act and, notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the CHCM Committee Report shall not be deemed to be incorporated by reference into any such filings with the SEC except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

COMPENSATION AND HUMAN CAPITAL MANAGEMENT COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the current members of the CHCM Committee (which currently consists of Michael Gustafson (Chair), Shuo Zhang, and Ye Jane Li) and none of the members of the CHCM Committee that served during the past year (which included Marco Iansiti) is, or has been, an officer of the Company or has had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K, and no executive officer of the Company, has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the CHCM Committee during 2022.

SUMMARY COMPENSATION TABLE

The following table presents the compensation paid to and earned by our Named Executive Officers in the last three fiscal years.

					Stock	Option	Non-Equity		All Other
Name & Principal		Salary		Bonus	Awards	Awards	Incentive Plan		Compensation
Position	Year	($)		($)	($)(1)	($)(1)	Compensation		($)(2)(3)	Total ($)
John K. Kibarian	2022	426,667		220,000	—	—	—		7,953	654,620
Chief Executive	2021	400,000		—	—	—	—		9,105	409,105
Officer, President	2020	400,000		—	—	—	—		405	400,405
and Director

Adnan Raza	2022	355,000		185,000	622,500	—	—		3,586	1,166,086
Chief Financial	2021	310,000		—	544,200	—	—		9,105	863,305
Officer, Executive	2020	288,936		72,234	1,891,200	—	15,085	(4)	405	2,267,860	(5)
Vice President, Finance

Kimon W. Michaels	2022	372,500		190,000	—	—	—		7,636	570,136
Executive Vice	2021	350,000		—	—	—	—		9,105	359,105
President, Products	2020	350,000		—	—	—	—		405	350,405
and Solutions and Director

Andrzej Strojwas	2022	357,500		180,000	1,161,200	—	—		12,516	1,711,216
Chief Technology	2021	145,837	(6)	—	181,400	—	140,132	(7)	5,816	473,185
Officer	2020	—		—	—	—	—		—	—

(1)	The amounts reported in this column reflects the aggregate grant effective date fair value for financial statement reporting purposes for stock options and restricted stock unit awards granted in that fiscal year as determined in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718, or FASB ASC Topic 718. These amounts reflect our accounting expense for these awards and do not represent the actual economic value that may be realized by the Named Executive Officers. There can be no assurance that these amounts will ever be realized. For information on the assumptions used in valuing these awards, refer to the Note to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year in which the award was granted titled “Stockholder’s Equity.”
(2)	The amounts reported in this column include the dollar value of premiums for term life insurance paid by us on behalf of each Named Executive Officer during the years ended December 31, 2022, and 2021. There is no cash surrender value under these life insurance policies.
(3)	The amounts reported in this column include the dollar value of matching contributions by the Company under a 401(k) Retirement Savings Plan.
(4)	Represents fees paid to Mr. Raza as a consultant prior to his joining the Company as an employee.
(5)	This amount reflects a correction to the total resulting from a mathematical error in our 2022 proxy statement.
(6)	Includes salary paid to Dr. Strojwas as an employee prior to becoming an NEO in December 2021.
(7)	Represents fees paid to Dr. Strojwas as a consultant prior to his joining the Company as an employee.

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2022

The following table presents the outstanding equity awards of each of our Named Executive Officers as of December 31, 2022.

									Market
							Number		Value of
							of		Shares
	Compensation						Shares		or
	and						or Units		Units of
	Human		Number of	Number of			of Stock		Stock
	Capital		Securities	Securities			That		That
	Management		Underlying	Underlying	Option		Have		Have
	Committee	Grant	Unexercised	Unexercised	Exercise	Option	Not		Not
	Approval	Effective	Options (#)	Options (#)	Price	Expiration	Vested		Vested
Name	Date	Date	Exercisable	Unexercisable	($)	Date	(#)		($)
John K. Kibarian	—	—	—	—	—	—	—		—
Kimon W. Michaels	—	—	—	—	—	—	—		—
Adnan Raza	01/28/2020	02/01/2020	—	—	—	—	45,000	(1)	709,200
	06/30/2021	07/01/2021	—	—	—	—	22,500	(2)	408,150
	06/14/2022	07/01/2022	—	—	—	—	30,000	(2)	622,500
Andrzej Strojwas	06/27/2019	07/01/2019	—	—	—	—	2,500	(2)	33,925
	07/22/2020	08/01/2020	—	—	—	—	5,000	(2)	122,900
	06/30/2021	07/01/2021	—	—	—	—	7,500	(2)	136,050
	12/09/2021	01/01/2022	—	—	—	—	26,250	(2)	834,488
	06/14/2022	07/01/2022	—	—	—	—	10,000	(2)	207,500

(1)	25% of the total shares vested on December 31, 2020, and 12.5% shall vest on August 1, 2022, and every six months thereafter until fully vested.
(2)	12.5% of the total shares shall vest every six months after the Grant Effective Date until fully vested.

OPTIONS EXCERCISED AND STOCK VESTED IN 2022

The following table presents the options exercised by our Named Executive Officers in 2022 and restricted stock units held by our Named Executive Officers that vested in 2022.

	Option Awards		Stock Awards
	Number		Number of
	of Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized on
	on Exercise	on Exercise	on Vesting	Vesting
Name	(#)	($)(1)	(#)	($)(1)
John K. Kibarian	—	—	—	—
Kimon W. Michaels	—	—	—	—
Adnan Raza	—	—	37,500	1,049,175
Andrzej Strojwas	—	—	14,750	363,248

(1)	The values of the vested awards were determined based on the number of shares that vested multiplied by the per share closing sale price on the Nasdaq Global Market reported for the applicable vesting date.

Pension Benefits

We did not sponsor any defined benefit pension or other actuarial plan for the Named Executive Officers during 2022.

Non-qualified Deferred Compensation

We did not maintain any non-qualified defined contribution or other deferred compensation plans or arrangements for the Named Executive Officers during 2022.

Severance and Change-in-Control Arrangements

2011 Stock Incentive Plan

The Company’s 2011 Stock Incentive Plan (as amended and restated, the “2011 Stock Plan”) provides that in the event of a change in control, all outstanding stock awards granted under the 2011 Stock Plan shall be subject to the applicable agreement of merger or reorganization and that such agreement may provide, without limitation, for the assumption of outstanding awards by the surviving corporation or its parent, for their continuation by the Company (if the Company is a surviving corporation), for accelerated vesting or for their cancellation with or without consideration.  Furthermore, in the event a stock award continues in effect or is assumed or an equivalent award substituted, and a participant’s service is terminated by the Company or one of its subsidiaries without cause upon or within twenty-four (24) months following the change in control, then such participant shall be fully vested in such continued, assumed or substituted award. However, in the event that the successor corporation in a change in control does not assume or substitute for an award, the administrator may cause (i) any or all of such award (or portion thereof) to terminate in exchange for cash, rights or other property to protect against dilution or (ii) any or all of such award (or portion thereof) to become fully exercisable immediately prior to the consummation of such transaction and all forfeiture restrictions on any or all of such award to lapse.

The following table presents the estimated value that our Named Executive Officers would have realized in the hypothetical event a change in control of the Company occurred on December 31, 2022 and the vesting of their stock awards was accelerated in connection with such event (i) due to a qualifying termination on the same date (assuming in such scenario, that such awards were continued, assumed or substituted) or as a result of the Company’s decision-making (assuming in such scenario, that such awards were not continued, assumed or substituted). Drs. Kibarian and Michaels did not hold any unvested stock awards as of December 31, 2022.

Name	Value of Accelerated Stock Awards ($)
John K. Kibarian	—
Adnan Raza	2,780,700	(1)
Kimon W. Michaels	—
Andrzej Strojwas	1,461,650	(1)

(1)

Represents the value of accelerated restricted stock units. The value was determined by multiplying the number of unvested shares subject to the options and restricted stock unit awards held by each NEO as of December 31, 2022, by the closing market price of the Company’s common stock on December 31, 2022 ($28.52 per share), which was the last business day of the year.

Employment Agreement with Mr. Raza

Pursuant to the employment agreement entered into between the Company and Mr. Raza in January 2020 (“Mr. Raza’s Agreement”), in the event the Company terminates Mr. Raza’s employment at any time without Cause or as a result of his Disability (as such terms are defined in Mr. Raza’s Agreement), then, subject to entering into the Company’s standard release of liability (the “Release”), he will be entitled to all of the following:

(i)	vesting acceleration of his then outstanding and unvested stock options and restricted stock as if he provided continuous service to the Company for an additional six (6) months after the separation date effective as of the Release deadline date;
(ii)	severance equal to six (6) months of then-current annual base salary, paid in accordance with the Company’s standard payroll procedures over a six-month period following the Release deadline date;
(iii)	an additional amount equal to fifty percent (50%) of each of any annual cash incentive bonus and/or annual discretionary bonus paid to him for the immediately preceding performance period; and
(iv)	the Company’s portion of the health insurance premium paid just prior to termination to supplement his COBRA coverage from the last date on which he receives health care coverage as a Company employee until the earlier of: (1) the date the Company has paid for six (6) months of COBRA premiums; or (2) the date he becomes eligible to be covered under another employer’s health coverage plan.

The following table presents the estimated value and payments that Mr. Raza would have received had his employment terminated without Cause or as result of his Disability on the last business day of 2022 (i.e., December 31, 2022) that does not occur in connection with a Change in Control.

and Payment Amount (change in control) ($)
Executive Benefits and Payments upon Termination of Employment	Value of the Hypothetical Benefit and Payment Amount (change in control) ($)

Vesting acceleration of outstanding and unvested restricted stock units	641,700 (1)
Base salary	177,500
Guaranteed minimum cash bonus	92,500
Premiums for COBRA coverage	11,198
Total	922,898

(1)	This represents the value of accelerated stock units. The value was determined by the number of unvested shares subject to the restricted stock unit award as of December 31, 2022, that would have been accelerated on December 31, 2022, assuming he provided continuous service to the Company for an additional six (6) months, by the closing market price of the Company’s common stock on December 31, 2022 ($28.52 per share), which was the last business day of the year.

Mr. Raza’s Agreement also provides that if Mr. Raza’s employment is terminated without Cause or as a result of a Disability or he resigns with Good Reason, in each case, within 12 months following a Change in Control (as such terms are defined in Mr. Raza’s Agreement), then, subject to entering into the Release, Mr. Raza would be entitled to the following benefits:

(i)	his then outstanding and unvested stock options, RSUs, and any other forms of equity, would immediately vest and, if applicable, become exercisable, effective as of the date of signing the Release;
(ii)	twelve (12) months of his then-current annual base salary, paid in a single lump sum payment on the Company’s first regular payroll date following the Release Deadline Date;
(iii)	an additional amount equal to fifty percent (50%) of his then-current base salary, paid in a single lump sum payment on the Company’s first regular payroll date following the date of signing the Release Deadline Date; and,
(iv)	the Company’s portion of the health insurance premium paid just prior to termination to supplement COBRA coverage from the last date on which Mr. Raza receives health care coverage as a Company employee until the earlier of: (1) the date the Company has paid for twelve (12) months of COBRA premiums; or (2) the date he becomes eligible to be covered under another employer’s health coverage plan.

The following table presents the estimated value and payments that Mr. Raza would have received had his employment terminated without Cause or as a result of a Disability or he resigns with Good Reason, in each case, on the last business day of 2022 (i.e. December 31, 2022) and a Change in Control had occurred within the twelve months prior.

and Payment Amount (change in control) ($)
Executive Benefits and Payments upon Termination of Employment	Value of the Hypothetical Benefit and Payment Amount (change in control) ($)

Vesting acceleration of outstanding and unvested restricted stock units	2,780,700 (1)
Base salary	355,000
Additional base salary payment	177,500
Premiums for COBRA coverage	22,396
Total	3,335,596

(1)	This represents the value of accelerated stock units. The value was determined by multiplying the number of unvested shares subject to restricted stock units as of December 31, 2022, that would have been accelerated on December 31, 2022, by the closing market price of the Company’s common stock on December 31, 2022 ($28.52 per share), which was the last business day of the year.

2022 CEO PAY RATIO DISCLOSURE

For 2022, our last completed fiscal year:

●	the median of the annual total compensation of all employees of our Company (other than Dr. Kibarian, our CEO) was $119,170; and
●	the annual total compensation of our CEO was $654,620.

Based on this information, for 2022, the ratio of the annual total compensation of Dr. Kibarian to the median of the annual total compensation of all employees was 5.49 to 1.

The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. We describe the methodology and the material assumptions, adjustments, and estimates that we used to identify the median of the annual total compensation of all of our employees and to determine the annual total compensation of the “median employee” below. Due to the different methodologies and assumptions that are allowed to be utilized to determine the median employee, the pay ratio disclosures are not intended to facilitate a company-to-company comparison.

Determination Date and Measurement Period

We selected December 31, 2022, which is within the last three months of fiscal year 2022, as the date upon which we would identify our employees for purposes of determining the “median employee.” The compensation of such employees was then considered over a measurement period consisting of the 12-month period ended December 31, 2022.

Employee Population

We determined that, as of December 31, 2022, our employee population consisted of approximately 459 individuals working for PDF Solutions, Inc., and its consolidated subsidiaries.

Compensation Measure Utilized to Identify the Median Employee

To identify a new “median employee” from our employee population for 2022, we utilized a compensation measure consisting of base pay, including commissions, bonuses, and allowances (“Cash Compensation”). We annualized the compensation of permanent employees who were hired in 2022 but did not work for us or our consolidated subsidiaries for the entire fiscal year. We also did not make any cost-of-living adjustments in identifying the “median employee.” We determined that annual equity awards, which are not widely distributed to our employees, do not reasonably reflect the annual compensation of our employees. Accordingly, annual equity awards were excluded from Cash Compensation. We converted all employee compensation, on a country-by-country basis, to U.S. dollars based on the applicable year-end exchange rate used by the Company in its financial reporting.

Description of the Median Employee

Using this methodology, we determined that the “median employee” was a full-time salaried employee located in Germany.

PAY VERSUS PERFORMANCE DISCLOSURE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning the Company’s variable pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Compensation Discussion and Analysis.”

Year	Summary Compensation Table Total for PEO[1]	Compensation Actually Paid to PEO[2]	Average Summary Compensation Table Total for Non-PEO NEOs[3]	Average Compensation Actually Paid to Non-PEO NEOs[4]	Value of Initial Fixed $100 Investment Based On:		Net Loss (millions)[7]	GAAP Revenue Growth (millions)[8]
					Total Stockholder Return[5]	Peer Group Total Stockholder Return[6]
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	$654,620	$654,620	$1,149,146	$1,051,341	$169	$126	($3.4)	$37.5
2021	$409,105	$409,105	$668,245	$1,374,237	$188	$162	($21.5)	$23.0
2020	$400,405	$400,405	$900,314	$1,137,381	$128	$128	($40.4)	$2.5

(1)	Summary Compensation Table Total for PEO: The dollar amounts reported in column (b) are the amounts of total compensation reported for Dr. Kibarian (our Chief Executive Officer and President) for each corresponding year in the “Total” column of the Summary Compensation Table.
(2)	Compensation Actually Paid to PEO: The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Dr. Kibarian, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Dr. Kibarian during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Dr. Kibarian’s total compensation for each year to determine the compensation actually paid:
		(a)	(b)
Year	Reported Summary Compensation Table Total for PEO	Reported Value of Equity Awards(a)	Equity Award Adjustments(b)	Compensation Actually Paid to PEO
2022	$654,620	($0)	$0	$654,620
2021	$409,105	($0)	$0	$409,105
2020	$400,405	($0)	$0	$400,405

(a)	The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year.
(b)	The equity award adjustments for each applicable fiscal year include the addition (or subtraction, as applicable) of the following:
(i)	the year-end fair value (computed consistent with the methodology used for share-based payments under U.S. GAAP) of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year;
(ii)	the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year;
(iii)	for awards that are granted and vest in the same applicable year, the fair value as of the vesting date;
(iv)	for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value;
(iv)	for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and
(v)	the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year.

The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	(i) Year End Fair Value of Outstanding and Unvested Equity Awards	(ii) Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	(iii) Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	(iv) Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	(v) Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	(vi) Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2022	$0	$0	$0	$0	$0	$0	$0
2021	$0	$0	$0	$0	$0	$0	$0
2020	$0	$0	$0	$0	$0	$0	$0

(3)	Average Summary Compensation Table Total for Non-PEO NEOs: The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s NEOs as a group (excluding Dr. Kibarian who has served as our CEO since July 2000) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding Dr. Kibarian) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2022, Mr. Raza, and Drs. Strojwas and Michaels; (ii) for 2021, Mr. Raza and Dr. Strojwas; and (iii) for 2020, Mr. Raza, Dr. Michaels and Ms. Christine A. Russell.
(4)	Average Compensation Actually Paid to Non-PEO NEOs: The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Dr. Kibarian), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Dr. Kibarian) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (excluding Dr. Kibarian) for each year to determine the compensation actually paid, using the same methodology described above in Note 2:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Average Reported Value of Equity Awards	Average Equity Award Adjustments(a)	Average Compensation Actually Paid to Non-PEO NEOs
2022	$1,149,146	($594,567)	$496,762	$1,051,341
2021	$668,245	($362,800)	$1,068,792	$1,374,237
2020	$900,314	($630,400)	$876,467	$1,137,381

(a)	The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	(i) Average Year End Fair Value of Equity Awards	(ii) Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards	(iii) Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	(iv) Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	(v) Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	(vi) Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Average Equity Award Adjustments
2022	$629,817	($89,925)	$25,938	($69,068)	$0	$0	$496,762
2021	$635,800	$463,645	$0	($30,653)	$0	$0	$1,068,792
2020	$972,000	$0	$324,000	$21,867	($450,400)	$0	$867,467

(5)	Total Stockholder Return: Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.
(6)	Peer Group Total Stockholder Return: Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the following published industry index: S&P 600 Information Technology (Sector) (TR).
(7)	Net Income: The dollar amounts reported represent the amount of net income reflected in our audited financial statements for the applicable year.
(8)	Company-Selected Measure: “GAAP Revenue Growth” means our revenue growth year-over-year, as calculated on GAAP basis. We use GAAP Revenue Growth as one of the financial performance measures in determining bonus payments for our NEOs. The Company has determined that GAAP Revenue Growth is the financial performance measure that, in our assessment, represents an important performance measure used by the Company to link compensation actually paid to our NEOs, for the most recently completed fiscal year, to company performance.

Tabular list of Financial Performance Measures

As described in greater detail in “Compensation Discussion and Analysis,” our executive compensation program reflects a variable pay-for-performance philosophy. The most important financial performance measures used by the Company to link executive compensation actually paid to our NEOs, for the most recently completed fiscal year, to our performance are as follows:

●	GAAP Revenue Growth
●	EBITDA Profitability

Analysis of the Information Presented in the Pay versus Performance Table

As described in more detail in the section “Compensation Discussion and Analysis,” our executive compensation program reflects a variable pay-for-performance philosophy. While the Company utilizes various performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align our performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

Compensation Actually Paid and Cumulative TSR

The following graph demonstrates the relationship of the amount of compensation actually paid to Dr. Kibarian and the average amount of compensation actually paid to our NEOs as a group (excluding Dr. Kibarian) with our cumulative TSR over the three years presented in the table. As shown in the graph, from 2020 to 2022, the average of the compensation actually paid to our NEOs as a group (excluding Dr. Kibarian) decreased by 8%, compared to a 32% increase in our TSR over the same time period. As described in more detail in the section “Compensation Discussion and Analysis,” no amount of the total compensation awarded to Dr. Kibarian and approximately 59% of the value of total compensation awarded to the NEOs (excluding Dr. Kibarian) is comprised of equity awards (restricted stock units).

Compensation Actually Paid and Net Income/Loss

The following graph demonstrates the relationship of the amount of compensation actually paid to Dr. Kibarian and the average amount of compensation actually paid to our NEOs as a group (excluding Dr. Kibarian) with the Company’s net loss over the three years presented in the table. As shown in the graph, from 2020 to 2022, the compensation actually paid to Dr. Kibarian increased by 63% and the average of the compensation actually paid to the Company’s NEOs as a group (excluding Dr. Kibarian) decreased by 8%, compared to a 92% improvement in our net loss over the same time period. While the Company does not use net income/loss (as calculated on a GAAP basis) as a performance measure in the overall executive compensation program, the measure of net income/loss is correlated with GAAP Revenue Growth and average quarterly EBITDA profitability, which the Company uses for setting goals in our short-term incentive compensation program.

Compensation Actually Paid and GAAP Revenue Growth

The following graph demonstrates the relationship of the amount of compensation actually paid to Dr. Kibarian and the average amount of compensation actually paid to our NEOs as a group (excluding Dr. Kibarian) with our year-over-year GAAP Revenue Growth over the three years presented in the table. As shown in the graph, from 2020 to 2022, the compensation actually paid to Dr. Kibarian increased by 63% and the average of the compensation actually paid to our NEOs as a group (excluding Dr. Kibarian) decreased by 8%, compared to a 1,423% increase in our GAAP Revenue Growth over the same time period.

Given the importance of GAAP Revenue Growth to our executive compensation program, as discussed below, the Company has determined that GAAP Revenue Growth is the financial performance measure that, in our assessment, represents an important performance measure used by the Company to link compensation actually paid to our NEOs, for the most recently completed fiscal year, to Company performance. The Company utilizes GAAP Revenue Growth as one of the financial performance measures in determining bonus amounts for our NEOs. As described in more detail in the section “Compensation Discussion and Analysis,” approximately 34% of the value of total compensation awarded to Dr. Kibarian and approximately 16% of the value of total compensation awarded to the NEOs (excluding Dr. Kibarian) in 2022 consisted of bonuses, which are determined in part based on our GAAP Revenue Growth.

Cumulative TSR of the Company and Cumulative TSR of the Peer Group

As demonstrated by the following graph, our cumulative TSR over the three-year period presented in the table increased by 32%, while the cumulative TSR of the peer group presented for this purpose, the S&P 600 Information Technology (Sector) (TR), decreased by 2% over the three years presented in the table. Our cumulative TSR consistently outperformed the S&P 600 Information Technology (Sector) (TR) cumulative TSR during the three years presented in the table, representing our superior financial performance as compared to the companies comprising the peer group. For more information regarding our performance and the companies that the CHCM Committee considers when determining compensation, refer to “Compensation Discussion and Analysis.”

DIRECTOR COMPENSATION

Directors who are also employees of the Company are not compensated for serving on our Board of Directors. Information regarding the compensation otherwise received by our directors, who are also executive officers, is provided above. The CHCM Committee of the Board reviews director compensation periodically and recommends changes to the Board, when it deems them appropriate. For example, changes in 2022 were to, among other things, reflect market considerations. The following table describes the cash and equity components of the director compensation program that was in effect for fiscal year 2022:

2022 Compensation Element	Amount
Annual cash retainer	$40,000 for each non-employee director (1) Additional $20,000 for lead independent director (1)
Annual equity award	Restricted stock units valued at $150,000 for each non-employee director (2)
Additional annual cash retainer for Audit Committee	$15,000 (chair); $7,500 (member) (1)
Additional annual cash retainer for Compensation and Human Capital Management Committee	$10,000 (chair); $5,000 (member) (1)
Additional annual cash retainer for Nominating and Corporate Governance Committee	$8,000 (chair); $4,000 (member) (1)
New Director equity award (one-time)	Restricted stock units valued at $300,000 (3)

(1)	Cash retainers are paid in four equal quarterly installments at the beginning of each calendar quarter (pro-rated for any partial periods).
(2)

Annual awards of restricted stock units (“RSU”) are targeted to be awarded each year when the Company awards the annual merit/refresh awards on a company-wide basis to each director who has served as a director to the Company for at least 90 days prior to the date such awards are approved. Annual RSU awards vest with respect to 1/12th of the total shares subject to the RSU on the grant effective date and 1/12th of the total shares monthly after the grant effective date until fully vested (i.e. over a one-year period).

(3)

Initial RSU awards to a new director vest with respect to 1/4th of the total shares on the grant effective date and 1/4th of the total shares subject to such award every anniversary of the grant effective date thereafter until fully vested (i.e. over a three-year period).

Stock Ownership Guidelines

Each non-employee director is required to own shares of our common stock having value equal to at least three times the non-employee director’s regular cash Board retainer. Non-employee directors will have five years from the date of election or appointment to attain such ownership levels. For purposes of these guidelines, a non-employee director’s share ownership includes all shares of the Company’s common stock owned by such non-employee director outright or held in trust for the non-employee director and his or her immediate family, but excludes a non-employee director’s unvested or unexercised equity (i.e. unvested restricted stock or stock unit awards or outstanding stock options). The value of shares is measured as the greater of the then current market price or the closing price of the Company’s common stock on the acquisition date. As of April 14, 2023, each non-employee director has satisfied the requirements or still has time remaining to meet the requirements.

Our non-employee directors received the following compensation during the year ended December 31, 2022:

DIRECTOR COMPENSATION TABLE

	Fees
	Earned	Stock	Option	All Other
	or Paid in	Awards	Awards	Compensation
Name	Cash ($)	($)(1)	($)(2)	($)	Total ($)
Joseph R. Bronson	77,375	149,649	—	—	227,024
Nancy Erba	53,750	149,649	—	—	203,399
Michael B. Gustafson	57,500	149,649	—	—	207,149
Marco Iansiti (3)	45,250	149,649	—	—	194,899
Ye Jane Li	44,167	149,649	—	—	193,816
Shuo Zhang	49,000	149,649	—	—	198,649

(1)

The amounts reported in this column reflect the aggregate grant date fair value for financial statement reporting purposes for the restricted stock units granted in 2021 as determined in accordance with the FASB ASC Topic 718. These amounts reflect our accounting expense for these awards and do not represent the actual value that may be realized by our non-employee directors. For information on the assumptions used in valuing these restricted stock units, refer to the Note to the consolidated financial statements contained in our Annual Report on Form 10-K for 2022 titled “Employee Benefits Plan.” The outstanding and unvested restricted stock units held by each non-employee director on December 31, 2022 were: Mr. Bronson (7,122); Ms. Erba (10,415); Mr. Gustafson (7,122); Prof. Iansiti (7,122); Ms. Li (9,980); and Ms. Zhang (10,123).

(2)	Each non-employee director did not hold any outstanding stock options as of December 31, 2022.
(3)	Mr. Iansiti resigned from the Board, effective December 31, 2022.

We have entered into acceleration agreements (each, an “Acceleration Agreement”) with Mr. Bronson, Ms. Erba, Mr. Gustafson, Ms. Li, and Ms. Zhang. Pursuant to each Acceleration Agreement all of the stock options to purchase shares of the Company’s common stock that have been granted or will be granted to each of the aforementioned directors will become vested and exercisable in full in the event of a change in control of the Company. Each of the acceleration agreements will generally remain in effect until terminated by the Company or, if earlier, the date a director ceases to provide services to the Company.

NOTE ABOUT FORWARD-LOOKING STATEMENTS

In this proxy statement, the company has disclosed information which may be considered forward-looking within the meaning of the U.S. federal securities laws. Forward-looking statements may appear throughout this proxy statement. In some cases, you can identify these forward-looking statements by the use of terms such as “believe,” “will,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “would,” and “continue to,” or similar expressions, and variations or negatives of these words, but the absence of these words does not mean that a statement is not forward-looking. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, but not limited to statements regarding our ESG strategies and initiatives, our estimated share usage under our Eighth Amended and Restated 2011 Stock Incentive Plan, including with respect to equity grants made after the 2022 Annual Meeting, and our executive compensation program. For information regarding risks and uncertainties associated with our business and a discussion of some of the factors that may cause actual results to differ materially from the results expressed or implied by such forward-looking statements, please refer to our SEC filings, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Quantitative and Qualitative Disclosures about Market Risk” sections of our 2022 Annual Report on Form 10-K. The company undertakes no obligation to update information in this proxy statement.

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General Information

Proxy Solicitation

Our Board is soliciting proxies for our 2023 annual meeting of stockholders (the “Annual Meeting”). This proxy statement (“Proxy Statement”) contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

The Board set April 14, 2023, as the record date for the Annual Meeting (the “Record Date”). Stockholders of record who owned our common stock on that date are entitled to vote at and attend the Annual Meeting, with each outstanding share entitled to one vote. A list of stockholders as of that date will be available for inspection during ordinary business hours at our principal executive offices at 2858 De La Cruz Boulevard, Santa Clara, California 95050 beginning 10 days before the Annual Meeting. On the Record Date, there were 37,844,943 shares of our common stock, $0.00015 par value, outstanding.

In this Proxy Statement:

●	“We,” “us,” “our,” “PDF,” “PDF Solutions,” and the “Company” refer to PDF Solutions, Inc.;
●	“Board” or “Board of Directors” means our Board of Directors; and
●	“SEC” means the Securities and Exchange Commission.

We have summarized below important information with respect to the Annual Meeting.

Internet Availability of Proxy Materials

We are furnishing proxy materials to our stockholders primarily via the Internet. On or about May 5, 2023, we will mail our stockholders as of the Record Date, a Notice Regarding the Availability of Proxy Materials (the “Notice”) containing instructions on how to access and review all of the important information contained in our proxy materials, including our Proxy Statement and our 2023 Annual Report to Stockholders. The Notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose.

Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the annual meeting and conserve natural resources. However, if you would prefer to receive paper copies of proxy materials, please follow the instructions included in the Notice.

Time and Place of the Meeting

The Annual Meeting is being held on Tuesday, June 13, 2023, at 10:00 a.m. PDT, at our headquarters located at 2858 De La Cruz Boulevard, Santa Clara, California 95050. All stockholders of record who owned shares of our stock as of the Record Date may attend the Annual Meeting in person.

Purpose of the Proxy Materials

You are receiving proxy materials from us because you owned shares of our common stock on the Record Date. This Proxy Statement describes matters on which we would like you, as a stockholder, to vote. It also gives you information on these matters so that you can make an informed decision.

If you are a stockholder and submit a signed proxy card, you are appointing Dr. John K. Kibarian, our Chief Executive Officer and President, and Adnan Raza, our Executive Vice President, Finance and Chief Financial Officer, as proxies and attorneys-in-fact to represent you at the Annual Meeting. Dr. Kibarian and/or Mr. Raza will vote your shares at the Annual Meeting as you have instructed them. Your shares will be voted whether or not you attend the Annual Meeting.

If your shares are held in a brokerage account, by a trustee or by another nominee, you are considered the beneficial owner of shares held in street name, and the proxy materials were forwarded to you by your broker, trustee or nominee. As the beneficial owner, you have the right to direct your broker, trustee or nominee on how to vote and are also invited to attend the Annual Meeting.

Even if you plan to attend the Annual Meeting, it is a good idea to vote in advance of the Annual Meeting, just in case your plans change and you are unable to attend the Annual Meeting.

Voting Procedures

If you are a stockholder of record (i.e., you hold your shares through our transfer agent, Computershare Trust Company, N.A.), you may vote the shares held in your name. Votes submitted by telephone or the Internet must be received by 11:59 p.m. EDT on June 12, 2023. Submitting your proxy, whether by telephone, via the Internet or by mail if you request or received a paper proxy card, will not affect your right to vote in person should you decide to attend the Annual Meeting.

You may vote via Internet

If you are a stockholder of record, you may submit your proxy via the Internet by following the instructions on the Notice or your proxy card and by following the voting instructions on the website.

If you hold your shares in street name, please check the Notice or the voting instructions provided by your broker, trustee or nominee for Internet voting availability and instructions. Holding shares in “street name” means your shares of stock are held in an account by your stockbroker, bank or other nominee, and the stock certificates and record ownership are not in your name.

You may vote by telephone

If you are a stockholder of record and live in the United States, Puerto Rico, or Canada, you may submit your proxy by following the “Vote-by-Telephone” instructions on the proxy card or the Notice.

If you hold your shares in street name, please check the voting instructions provided by your broker, trustee or nominee for telephone voting availability and instructions.

You may vote by mail

If you requested and received paper copies of our proxy materials and you are a stockholder of record, and elect to vote by mail, please indicate your preferences on the proxy card, date and sign your proxy card and return it in the postage-prepaid and addressed envelope that was enclosed with your proxy materials. If you mark your voting instructions on the proxy card, your shares will be voted as you have instructed. Note that you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote via the Internet and how to request paper copies of the proxy materials.

If you hold your shares in street name, you may vote by mail by completing, signing and dating the voting instruction card provided by your broker, trustee or nominee and mailing it in the accompanying postage-prepaid and addressed envelope.

You may vote in person at the Annual Meeting

We will pass out written ballots to any stockholder of record who attends the Annual Meeting in person and requests to vote in person.

If you hold your shares in street name and you wish to vote at the Annual Meeting, you must notify your broker, bank or other nominee and obtain a legal proxy to vote your shares at the Annual Meeting.

You may revoke your proxy

If you are the stockholder of record and you change your mind after you have submitted your proxy via the Internet or by telephone or returned your proxy card, you may revoke your proxy at any time before the polls close at the Annual Meeting. You may revoke your proxy by:

●	entering a new vote via the Internet, by telephone or by signing and returning another proxy card at a later date, but before the polls close at the Annual Meeting;
●	providing written notice of the revocation before the Annual Meeting to us at PDF Solutions, Inc., Attention: Secretary, 2858 De La Cruz Boulevard, Santa Clara, California, 95050; or
●	voting in person at the Annual Meeting.

If you hold your shares in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

Proxy Solicitation

Solicitation of proxies may be made by means of personal calls to, or telephonic, facsimile or electronic communications with, stockholders or their personal representatives by our directors, officers and employees. Our directors, officers and employees will not receive additional remuneration. We will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to the beneficial owners of our common stock.

Multiple Proxy Cards

If you received more than one proxy card, it means that you hold shares in more than one account. Please sign and return all proxy cards that you have received to ensure that all of your shares are voted.

Quorum Requirement

Shares are counted as “present” at the Annual Meeting if the stockholder either:

●	votes in person at the Annual Meeting; or
●	properly voted via the Internet or by telephone, or submitted a proxy card in the mail (or someone has submitted a card on the stockholder’s behalf).

The presence (either in person or by proxy) of a majority of our outstanding shares constitutes the quorum required for holding the Annual Meeting and conducting business.

Consequences of Not Voting; Broker Non-Votes

If your shares are held in your name, you must vote via the Internet or by telephone, submit a proxy card in the mail, or attend the Annual Meeting in person, in order to vote on the proposals.

If your shares are held in “street name” and you do not vote via the Internet or by telephone, or return your voting instruction card in the mail, your stockbroker may either:

●	vote your shares on routine matters; or
●	leave your shares unvoted.

Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients, brokers may vote such shares on behalf of their clients with respect to “routine” matters (such as the ratification of auditors), but not with respect to non-routine matters (such as the election of directors or a proposal submitted by a stockholder). The term “broker non-vote” refers to shares that are held of record by a broker for the benefit of the broker’s clients but that are not voted at the Annual Meeting by the broker on non-routine matters because the broker did not receive instructions from the broker’s clients on how to vote the shares and, therefore, was prohibited from voting the shares. Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of votes cast. Because the election of directors requires a majority of the votes cast with respect to a particular director’s election, broker non-votes will not affect the election of directors. Broker non-votes will also not affect, the approval of our Eighth Amended and Restated 2011 Stock Incentive Plan and the non-binding advisory vote on our executive compensation for which approval requires the majority of the votes cast, and the non-binding advisory vote on the frequency of the advisory vote on executive compensation. We encourage you to provide specific instructions to your stockbroker by voting via the Internet or by telephone, or returning your voting instruction card. This ensures that your shares will be properly voted at the Annual Meeting.

Effect of Abstentions

Abstentions are counted as shares that are present and entitled to vote for the purposes of determining the presence of a quorum. Abstentions are not counted as a vote cast. Accordingly, abstentions will have no effect on the election of directors or the other proposals for which approval requires the majority of the votes cast, or on the non-binding advisory vote on the frequency of the advisory vote on executive compensation.

Required Vote For Each of the Proposals

Assuming a quorum of stockholders is represented either in person or by proxy at the Annual Meeting:

●	Each director shall be elected by the vote of a majority of the votes cast with respect to such director. A “majority of the votes cast” means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” such director’s election (with “abstentions” and “broker non-votes” not counting as either a vote cast “for” or “against” such director’s election).
●	Approval of the ratification of the appointment of the independent registered public accounting firm, our Eighth Amended and Restated 2011 Stock Incentive Plan, and the non-binding advisory vote on our executive compensation, each requires a majority of votes cast. The vote on approval of our executive compensation is non-binding on the Company and the Board. However, the CHCM Committee, which is responsible for designing and administering our executive compensation programs, values the opinions expressed by our stockholders and will take the outcome of the vote under advisement in evaluating our executive compensation principles, design and practices.

Tabulation of the Votes

Votes cast by proxy or in person at the Annual Meeting will be tabulated by a representative of Computershare Trust Company, N.A., our transfer agent, and delivered to Rochelle Woodward, our General Counsel. Ms. Woodward will act as the Inspector of Elections at the Annual Meeting. The Inspector of Elections also has the responsibility of determining whether a quorum is present at the Annual Meeting.

Those shares represented by votes cast via the Internet or by telephone, or represented by proxy cards received, marked, dated, and signed, and in each case, not revoked, will be voted at the Annual Meeting. If a stockholder submits proxy voting instructions with respect to any matter to be acted on, the shares will be voted in accordance with that specified choice. If a stockholder of record submits a proxy card but does not direct how to vote on a particular matter, the individuals named as proxy holders will vote the stockholder’s shares as follows:

FOR

Each of the director nominees listed in Proposal 1, and

FOR

Proposals 2, 3, and 4, and Every 1 YEAR for Proposal 5, and in any manner that the proxy holders deem desirable for any other matters that come before the Annual Meeting.

Broker non-votes will count as present for purposes of a quorum, but will not be considered as voting with respect to any matter for which the broker does not have voting authority, including the election of each of the directors listed in Proposal 1 and Proposals 3, 4, and 5.

We believe that the procedures to be used by the Inspector of Elections to count the votes are consistent with Delaware law concerning voting of shares and determination of a quorum.

Publication of Voting Results

We will announce preliminary voting results at the Annual Meeting. We will publish the preliminary, or if available, final, voting results in a Current Report on Form 8-K to be filed with the SEC on or before the fourth business day following the date of our Annual Meeting. If not published in an earlier Current Report on Form 8-K, we will publish the final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days after the final voting results are known. You may obtain a copy free of charge from our Internet website at www.pdf.com, by contacting our Investor Relations Department at (408) 938--6491, or through the online EDGAR system at www.sec.gov. Our website address provided is not intended to function as a hyperlink, and the information on our website is not, and should not be considered, part of this Proxy Statement and is not incorporated by reference herein.

Other Business

We do not know of any business to be considered at the Annual Meeting other than the proposals described in this Proxy Statement. However, if any other business is properly presented at the Annual Meeting and if you are a stockholder of record and submit your signed proxy card, you are giving authority to Dr. Kibarian and Mr. Raza to vote on such matters at their discretion.

Proposals for Next Year’s Annual Meeting

To have your proposal included in the proxy statement for the 2024 annual meeting of stockholders, pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and related SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials, you must submit your proposal in writing by the date that is 120 calendar days before the anniversary of the date that this year’s proxy statement is released to stockholders. Thus, assuming that this Proxy Statement is released to stockholders on or about May 5, 2023, your proposal for the 2024 annual meeting of stockholders should arrive at our office by January 6, 2024. Your proposal should be addressed to us at PDF Solutions, Inc., Attention: Secretary, 2858 De La Cruz Boulevard, Santa Clara, California 95050.

Stockholder Nominations and Stockholder Proposals

In order to nominate one or more potential candidates for election to the Board of Directors or to bring other business before the annual meeting, a stockholder must provide timely written notice to our Secretary at the address listed above not less than 90 days, and no more than 120 days, prior to the one-year anniversary date of this year’s meeting, which will be June 13, 2024 (the “Anniversary Date”), which means any such proposal would need to be delivered or mailed to us no earlier than February 14, 2024 and no later than before the close of business on March 15, 2024. However, the Bylaws also provide that if the date of the annual meeting of stockholders is more than 30 days prior to, or more than 60 days after the Anniversary Date, and less than 60 days’ notice of the date of the meeting is given to stockholders, to be timely received the proposal must be received from the stockholder not later than the close of business on the 10th day following the date the meeting date was first publicly announced. If you do not provide timely notice, then management has the sole discretion to present the proposal at the meeting, and the proxies for the 2024 annual meeting of stockholders will confer discretion on the management proxy holders to vote for or against your proposal at their discretion. In the case of nominations to the Board of Directors, such written notice must include certain information about the potential candidate(s) as specified in the Bylaws, and such notice must be accompanied by a completed and signed director questionnaire. In the case of any other business that you propose to bring before the meeting, such written notice must include certain information about such business and certain information about the stockholder and the beneficial owner, if any, on whose behalf the proposal is being made. Please refer to Section 2.5 of the Bylaws for more information. To comply with universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must comply with the additional requirements of Rule 14a-19(b) under the Exchange Act.

Additionally, a stockholder, or a group of up to 20 stockholders, owning at least 5% of the Company’s outstanding shares of common stock continuously for at least three years, may nominate and include in our proxy statement for the 2024 annual meeting of stockholders, director nominees constituting up to the greater of two nominees or 20% of the board, subject to the requirements specified in the Bylaws. This can be done by providing written notice on Schedule 14N as well as certain other documents and information, as detailed in the Bylaws, to our Secretary at the address listed above not less than 120 days nor more than 150 days before the anniversary of the date that the Company released its proxy statement for the prior year’s annual meeting of stockholders, which for the 2024 Annual Meeting of Stockholders will be no earlier than December 6, 2023 and no later than January 5, 2024. Please refer to Section 2.6 of the Bylaws for more information.

OTHER MATTERS

The Board knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, the enclosed proxy will be voted in respect thereof as the proxy holders deem advisable.

It is important that the enclosed proxies be returned promptly and that your shares are represented at the Annual Meeting. Stockholders are urged to mark, date, execute and promptly return the enclosed proxy card in the enclosed envelope or access the proxy materials online, indicate your choices and submit them on the Internet.

By Order of the Board of Directors,

PETER COHN
Secretary
Santa Clara, California
April 27, 2023

APPENDIX A

PDF SOLUTIONS, INC.

EIGHTH AMENDED AND RESTATED 2011 STOCK INCENTIVE PLAN

SECTION 1. INTRODUCTION

On November 16, 2011, the original 2011 Stock Incentive Plan became effective upon approval by our stockholders (the “Effective Date”). On May 28, 2013, the stockholders approved the First Amended and Restated 2011 Stock Incentive Plan to increase the authorized share limit. On May 27, 2014, the stockholders approved the Second Amended and Restated 2011 Stock Incentive Plan to increase the authorized share limit. On May 31, 2016, the stockholders approved the Third Amended and Restated 2011 Stock Incentive Plan to increase the authorized share limit. On May 30, 2017, the stockholders approved the Fourth Amended and Restated 2011 Stock Incentive Plan to increase the authorized share limit. On May 28, 2019, the stockholders approved the Fifth Amended and Restated 2011 Stock Incentive Plan to increase the authorized share limit. On April 26, 2020, the stockholders approved the Sixth Amended and Restated 2011 Stock Incentive Plan to increase the authorized share limit.  On June 14, 2022, the stockholders approved the Seventh Amended and Restated 2011 Stock Incentive Plan to increase the authorized share limit. On April 24, 2023, the Board of Directors adopted this Eighth Amended and Restated 2011 Stock Incentive Plan to increase the authorized share limit and extend the term to be ten years from the date our stockholders are expected to approve it on June 13, 2023, among other changes. This Eighth Amended and Restated 2011 Stock Incentive Plan shall govern all Awards granted on or after June 13, 2023, and earlier restatements of the Plan shall continue to govern all Awards granted prior to such date.

The purpose of this Plan is to promote the long-term success of the Company and the creation of stockholder value by offering Key Service Providers the opportunity to share in such long-term success by acquiring a proprietary interest in the Company.

The Plan seeks to achieve this purpose by providing for discretionary long-term incentive Awards in the form of Options (which may be Incentive Stock Options or Nonstatutory Stock Options), Stock Appreciation Rights, Stock Grants and Stock Units.

The Plan shall be governed by, and construed in accordance with, the laws of the State of California (except its choice-of law provisions). Capitalized terms shall have the meaning provided in Section 2 unless otherwise provided in this Plan or any related Award Agreement.

SECTION 2. DEFINITIONS

(a)	“Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.
(b)	“Award” means an Option, SAR, Stock Grant or Stock Unit.
(c)	“Award Agreement” means any Stock Option Agreement, SAR Agreement, Stock Grant Agreement or Stock Unit Agreement or the online grant summary, which will generally be delivered online by the Company or its designated third-party broker and accepted online by the Participant or Optionee.
(d)	“Board” means the Board of Directors of the Company, as constituted from time to time.
(e)	“Cashless Exercise” means, to the extent that a Stock Option Agreement so provides and as permitted by applicable law, a program approved by the Committee in which payment of the aggregate Exercise Price and/or satisfaction of any applicable tax obligations may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares subject to an Option and to deliver all or part of the sale proceeds to the Company.
(f)	“Cause” means, except as may otherwise be provided in a Participant’s employment agreement or Award Agreement, (i) Participant’s willful failure to perform his or her duties and responsibilities to the Company or material violation of a written Company policy; (ii) Participant’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by Participant of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) Participant’s material breach of any of his or her obligations under any written agreement or covenant with the Company, including any restrictive covenant obligation to the Company or any of its Affiliates, with the Company. The determination as to whether a Participant is being terminated for Cause shall be made in good faith by the Committee and shall be conclusive and binding on the Participant. Without in any way limiting the effect of the foregoing, for the purposes of the Plan and any Award, a Participant’s Service shall be deemed to have terminated for Cause if, after the Participant’s Service has terminated, facts and circumstances are discovered that would have justified, in the opinion of the Committee, a termination for Cause. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s Service at any time as provided in Section 12(a), and the term “Company” will be interpreted to include any Subsidiary, Parent, Affiliate, or any successor thereto, if appropriate.
(g)	“Change in Control” means the consummation of any of the following transactions:
(i)	The sale of all or substantially all of the Company’s assets;
(ii)	The merger of the Company with or into another corporation in which securities possessing more than 50% of the total combined voting power of the Company are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction;
(iii)	The acquisition, directly or indirectly, by any person or related group of persons of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities of the Company representing more than 50% of the total combined voting power of the Company’s then outstanding securities, provided, however, that for purposes of this subsection, the acquisition of additional stock by any person or related group of persons, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control; or
(iv)	A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation and is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (i), (ii) or (iii) above with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5). The Board shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

(h)	“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder.
(i)	“Committee” means a committee described in Section 3.
(j)	“Common Stock” means the Company’s common stock.
(k)	“Company” means PDF Solutions, Inc., a Delaware corporation.
(l)	“Contractor” means an individual who provides bona fide services directly to the Company, a Parent, a Subsidiary or an Affiliate, other than as an Employee, Director or Non-Employee Director.
(m)	“Director” means a member of the Board who is also an Employee.
(n)	“Disability” means that the Participant is classified as disabled under the long-term disability policy of the Company or, if no such policy applies, the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.
(o)	“Employee” means any individual who is a common-law employee of the Company, a Parent, a Subsidiary or an Affiliate.
(p)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(q)	“Exercise Price” means, in the case of an Option, the amount for which a Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. ”Exercise Price,” in the case of a SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value in determining the amount payable upon exercise of such SAR.
(r)	“Fair Market Value” means the market price of a Share as determined in good faith by the Committee. Such determination shall be conclusive and binding on all persons. The Fair Market Value shall be determined by the following:
(i)	If the Shares are admitted to trading on any established national stock exchange or market system, including without limitation the Nasdaq National Market System, on the date in question, then the Fair Market Value shall be equal to the closing sales price for such Shares as quoted on such national exchange or system on such date; or
(ii)	if the Shares are admitted to quotation on Nasdaq or are regularly quoted by a recognized securities dealer but selling prices are not reported on the date in question, then the Fair Market Value shall be equal to the mean between the bid and asked prices of the Shares reported for such date.

In each case, the applicable price shall be the price reported in The Wall Street Journal or such other source as the Committee deems reliable; provided, however, that if there is no such reported price for the Shares for the date in question, then the Fair Market Value shall be equal to the price reported on the last preceding date for which such price exists. If neither (i) or (ii) are applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

(s)	“Fiscal Year” means the Company’s fiscal year.
(t)	“Incentive Stock Option” or “ISO” means an incentive stock option described in Code Section 422.
(u)	“Key Service Provider” means an Employee, Director, Non-Employee Director or Contractor who has been selected by the Committee to receive an Award under the Plan.
(v)	“Non-Employee Director” means a member of the Board who is not an Employee.
(w)	“Nonstatutory Stock Option” or “NSO” means a stock option that is not an ISO.
(x)	“Option” means an ISO or NSO granted under the Plan entitling the Optionee to purchase Shares.
(y)	“Optionee” means an individual, estate or other entity that holds an Option.
(z)	“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.
(aa)	“Participant” means an individual or estate or other entity that holds an Award.
(bb)	“Performance Goals” means one or more objective measurable performance goals established by the Committee with respect to a Performance Period based upon one or more factors, including, but not limited to: (i) operating income; (ii) earnings before interest, taxes, depreciation and amortization; (iii) earnings; (iv) cash flow; (v) market share; (vi) sales or revenue; (vii) expenses; (viii) cost of goods sold; (ix) profit/loss or profit margin; (x) working capital; (xi) return on equity or assets; (xii) earnings per share; (xiii) economic value added; (xiv) price/earnings ratio; (xv) debt or debt-to-equity; (xvi) accounts receivable; (xvii) writeoffs; (xviii) cash; (xix) assets; (xx) liquidity; (xxi) operations; (xxii) intellectual property (e.g., patents); (xxiii) product development; (xxiv) regulatory activity; (xxv) manufacturing, production or inventory; (xxvi) mergers and acquisitions or divestitures; and/or (xxvii) financings, each with respect to the Company and/or one or more of its Parent, Subsidiaries, Affiliates or operating units.
(cc)	“Performance Period” means any period not exceeding 36 months as determined by the Committee, in its sole discretion. The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods.
(dd)	“Plan” means this Amended and Restated 2011 Stock Incentive Plan as it may be amended from time to time.
(ee)	“Re-Price” means that the Company has repriced outstanding Options and/or outstanding SARs by lowering or reducing the Exercise Price of such Awards or has implemented an Option or SAR exchange program whereby the Participant agrees to cancel an existing Option or SAR in exchange for cash, an Option, a SAR or other Award.
(ff)	“SAR Agreement” means the agreement described in Section 7 evidencing a Stock Appreciation Right.
(gg)	“SEC” means the Securities and Exchange Commission.
(hh)	“Section 16 Persons” means those officers, directors or other persons who are subject to the requirement of Section 16 of the Exchange Act.
(ii)	“Section 409A” means Section 409A of the Code and the interpretative guidance issued thereunder, including, without limitation, any such guidance that may be issued after the Effective Date.
(jj)	“Securities Act” means the Securities Act of 1933, as amended.
(kk)	“Service” means service as an Employee, Director, Non-Employee Director or Contractor. A Participant’s Service does not terminate if he or she is an Employee and goes on a bona fide leave of absence that was approved by the Company in writing and the terms of the leave provide for continued service crediting, or when continued service crediting is required by applicable law. However, for purposes of determining whether an Option is entitled to continuing ISO status, an Employee’s Service will be treated as terminating 90 days after such Employee went on leave, unless such Employee’s right to return to active work is guaranteed by law or by a contract. Service terminates in any event when the approved leave ends, unless such Employee immediately returns to active work. Further, unless otherwise determined by the Committee, a Participant’s Service will not terminate merely because of a change in the capacity in which the Participant provides service to the Company, a Parent, Subsidiary or Affiliate, or a transfer between entities (the Company or any Parent, Subsidiary, or Affiliate); provided that there is no interruption or other termination of Service. Except as otherwise determined by the Committee, upon any transaction or event that results in a Subsidiary ceasing to be an affiliate of the Company, any Participant of such Subsidiary on or following such event shall be treated as incurring a termination of employment or service with the Company for purposes of this Plan and the Awards granted hereunder.
(ll)	“Share” means one share of Common Stock.
(mm)	“Stock Appreciation Right” or “SAR” means a stock appreciation right awarded under the Plan.
(nn)	“Stock Grant” means Shares awarded under the Plan.
(oo)	“Stock Grant Agreement” means the agreement described in Section 8 evidencing a Stock Grant.
(pp)	“Stock Option Agreement” means the agreement described in Section 6 evidencing an Option.
(qq)	“Stock Unit” means a bookkeeping entry representing the equivalent of one Share awarded under the Plan.

(rr)	“Stock Unit Agreement” means the agreement described in Section 9 evidencing a Stock Unit.
(ss)	“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.
(tt)	“10-Percent Stockholder” means an individual who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, its Parent or any of its Subsidiaries. In determining stock ownership, the attribution rules of Code Section 424(d) shall be applied.

SECTION 3. ADMINISTRATION

(a)	Committee Composition. The Board (or its duly authorized delegee) shall administer the Plan. The Board shall generally have membership composition which enables Awards to Section 16 Persons to qualify as exempt from liability under Section 16(b) of the Exchange Act. However, the Board may from time to time delegate to a committee of one or more members of the Board, and the Board or such Committee may from time to time delegate to one or more officers of the Company, the authority to grant or amend Awards or to take other administrative actions with respect to Participants who are not Section 16 Persons. Members of any such Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time. The Board or Committee may also at any time terminate the functions of any delegee thereof and reassume all powers and authority previously delegated to such body. Notwithstanding the foregoing, the Board shall administer the Plan with respect to all Awards granted to Non-Employee Directors. The Board and any Committee appointed to administer the plan is referred to herein as the “Committee”.
(b)	Authority of the Committee. Subject to the provisions of the Plan, the Committee shall have the full authority, in its sole discretion, to take any actions it deems necessary or advisable for the administration of the Plan. Such actions shall include:
(i)	selecting Key Service Providers who are to receive Awards under the Plan;
(ii)	determining the type, number, vesting requirements and other features and conditions of such Awards;
(iii)	amending any outstanding Awards;
(iv)	accelerating the vesting, or extending the post-termination exercise term, of Awards at any time and under such terms and conditions as it deems appropriate;
(v)	interpreting the Plan and any Award Agreement;
(vi)	correcting any defect, supplying any omission or reconciling any inconsistency in the Plan or any Award Agreement;
(vii)	adopting such rules or guidelines as it deems appropriate to implement the Plan;
(viii)making all other decisions relating to the operation of the Plan; and
(ix)	adopting such plans or subplans as may be deemed necessary or appropriate to provide for the participation by employees of the Company, its Parent, Subsidiaries and Affiliates who reside outside of the U.S., which plans and/or subplans shall be attached hereto as Appendices.

The Committee’s determinations under the Plan shall be final and binding on all persons.

(c)	Indemnification. To the maximum extent permitted by applicable law, each member of the Committee shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

SECTION 4. GENERAL

(a)	General Eligibility. Only Employees, Directors, Non-Employee Directors and Contractors shall be eligible to participate in the Plan.
(b)	Incentive Stock Options. Only Key Service Providers who are Employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. In addition, a Key Service Provider who is a 10-Percent Stockholder shall not be eligible for the grant of an ISO unless the requirements set forth in Code Section 422(c)(5) are satisfied.
(c)	Restrictions on Shares. Any Shares issued pursuant to an Award shall be subject to such vesting conditions, rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine, in its sole discretion. Such restrictions shall apply in addition to any restrictions that may apply to holders of Shares generally and shall also comply to the extent necessary with applicable law. In no event shall the Company be required to issue fractional Shares under this Plan.
(d)	Beneficiaries. Unless stated otherwise in an Award Agreement and then only to the extent permitted by applicable law, a Participant may designate one or more beneficiaries with respect to an Award by timely filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Participant’s death. If no beneficiary was designated or if no designated beneficiary survives the Participant, then after a Participant’s death any vested Award(s) shall be transferred or distributed to the Participant’s estate.
(e)	Performance Conditions. The Committee may, in its discretion, include performance conditions in an Award.
(f)	No Rights as a Stockholder. A Participant, or a transferee of a Participant, shall have no rights as a stockholder with respect to any Common Stock covered by an Award until such person has satisfied all of the terms and conditions to receive such Common Stock, has satisfied any applicable withholding or tax obligations relating to the Award and the Shares have been issued (as evidenced by an appropriate entry on the books of the Company or a duly authorized transfer agent of the Company).
(g)	Termination of Service. Unless the applicable Award Agreement or, with respect to a Participant who resides in the U.S., the applicable employment agreement provides otherwise, the following rules shall govern the vesting, exercisability and term of outstanding Awards held by a Participant in the event of termination of such Participant’s Service (in all cases subject to the maximum term of the Option and/or SAR as applicable): (i) upon a termination of Service for any reason, all unvested portions of any outstanding Awards shall be immediately forfeited without consideration; (ii) if Service is terminated for Cause, then all unexercised Options and/or SARs, unsettled portions of Stock Units and unvested portions of Stock Grants shall terminate, and/or be forfeited immediately without consideration; (iii) if Service is terminated for any reason other than for Cause, death or Disability, then the vested portion of his or her then-outstanding Options and/or SARs may be exercised by such Participant or his or her personal representative within ninety (90) days (inclusive) after the date of such termination; or (iv) if Service is terminated due to death or Disability, the vested portion of his or her then-outstanding Options and/or SARs may be exercised within six (6) months (inclusive) after the date of such termination.

SECTION 5. SHARES SUBJECT TO PLAN AND SHARE LIMITS

(a)	Basic Limitation. The stock issuable under the Plan shall be authorized but unissued Shares or treasury Shares. Subject to adjustment as set forth hereinafter and pursuant to Section 10, the aggregate number of Shares reserved for Awards under the Plan is 13,800,000 Shares, plus up to 3,500,000 Shares previously issued under the Company’s 2001 Stock Option Plan (the “2001 Plan”) that are forfeited or repurchased by the Company or Shares subject to awards previously issued under the 2001 Plan that expire or that terminate without having been exercised or settled in full on or after November 16, 2011. In case of Awards other than Options or SARs, the aggregate number of Shares reserved under the Plan shall be decreased at a rate of 1.33 per Share issued pursuant to such Awards.
(b)	Additional Shares. If Awards are forfeited or are terminated for any reason before vesting or being exercised, then the Shares underlying such Awards shall again become available for Awards under the Plan (for purposes of clarity, if the Share reserve is reduced by 1.33 Shares per Share subject to Awards granted under the Plan other than Options or SARs, then the Share reserve shall be increased by 1.33 times the number of Shares subject to such Awards that are so forfeited or terminated). Further, if Shares acquired pursuant to any such Award are forfeited to or repurchased by the Company, such Shares shall return to the Plan and again be available for issuance pursuant to the Plan, provided that, in the case of Awards other than Options or SARs, 1.33 times the number of Shares so forfeited or repurchased will return to the Plan and will again become available for issuance. SARs to be settled in Shares shall be counted in full against the number of Shares available for issuance under the Plan, regardless of the number of Shares issued upon settlement of the SARs. Notwithstanding the foregoing, Shares subject to an Award under this Plan may not again be made available for issuance under this Plan if such Shares are: (i) shares that were subject to a stock-settled SAR and were not issued upon the net settlement or net exercise of such SAR, (ii) shares used to pay the exercise or purchase price of an Award, (iii) shares delivered to or withheld by the Company to pay the withholding taxes related to an Award, or (iv) shares repurchased on the open market with the proceeds of an Option exercise.
(c)	Dividend Equivalents. Any dividend equivalents settled in cash distributed under the Plan shall not reduce the number of Shares available for Awards.
(d)	Share Limits.
(i)	Limits on Options. No Key Service Provider shall receive Options during any Fiscal Year covering in excess of 1,000,000 Shares, subject to adjustment pursuant to Section 10. The aggregate maximum number of Shares that may be issued in connection with ISOs shall be 1,000,000 Shares, subject to adjustment pursuant to Section 10.
(ii)	Limits on SARs. No Key Service Provider shall receive SARs during any Fiscal Year covering in excess of 1,000,000 Shares, subject to adjustment pursuant to Section 10.
(iii)	Limits on Stock Grants and Stock Units. No Key Service Provider shall receive Stock Grants or Stock Units during any Fiscal Year covering, in the aggregate, in excess of 1,000,000 Shares, subject to adjustment pursuant to Section 10.

SECTION 6. TERMS AND CONDITIONS OF OPTIONS

(a)	Stock Option Agreement. Each Option granted under the Plan shall be evidenced and governed exclusively by a Stock Option Agreement between the Optionee and the Company, which will generally be delivered online by the Company or its designated third-party broker and accepted online by the Optionee. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan and that the Committee deems appropriate for inclusion in a Stock Option Agreement. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical. The Stock Option Agreement shall specify whether the Option is an ISO or an NSO.
(b)	Number of Shares. Each Stock Option Agreement shall specify the number of Shares that are subject to the Option, which number is subject to adjustment in accordance with Section 10.
(c)	Exercise Price. Each Stock Option Agreement shall specify the Option’s Exercise Price which shall be established by the Committee and is subject to adjustment in accordance with Section 10. The Exercise Price of an Option shall not be less than 100% of the Fair Market Value (110% for an ISO granted to a 10-Percent Stockholder) on the date of grant.
(d)	Exercisability and Term. Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable and may include performance conditions or Performance Goals pursuant to Section 4(e). The Stock Option Agreement shall also specify the maximum term of the Option; provided that the maximum term of an Option shall in no event exceed ten (10) years from the date of grant. A Stock Option Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability or other events. Notwithstanding any other provision of the Plan or the Stock Option Agreement, no Option can be exercised after the expiration date provided in the applicable Stock Option Agreement.
(e)	Payment for Option Shares. The Exercise Price of an Option shall be paid in cash at the time of exercise, except as follows and if so provided for in the applicable Stock Option Agreement:
(i)	Surrender of Stock. Payment of all or any part of the Exercise Price may be made with Shares which have already been owned by the Optionee; provided that the Committee may, in its sole discretion, require that Shares tendered for payment be previously held by the Optionee for a minimum duration (e.g., to avoid financial accounting charges to the Company’s earnings).
(ii)	Cashless Exercise. Payment of all or a part of the Exercise Price may be made through Cashless Exercise.
(iii)	Other Forms of Payment. Payment may be made in any other form that is consistent with applicable laws, regulations and rules and approved by the Committee.

In the case of an ISO granted under the Plan, except to the extent permitted by applicable law, payment shall be made only pursuant to the express provisions of the applicable Stock Option Agreement. In the case of an NSO granted under the Plan, the Committee may, in its discretion at any time, accept payment in any form(s) described in this Section 6(e).

(f)	Modifications or Assumption of Options. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding options or may accept the cancellation of outstanding options (whether granted by the Company or by another issuer) in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price. Notwithstanding the preceding sentence or anything to the contrary, no modification of an Option shall, without the consent of the Optionee, impair his or her rights or obligations under such Option and, unless there is approval by the Company stockholders, the Committee may not Re-Price outstanding Options.
(g)	Assignment or Transfer of Options. Except as otherwise provided in the applicable Stock Option Agreement and then only to the extent such transfer is otherwise permitted by applicable law and is not a transfer for value (unless such transfer for value is approved in advance by the Company’s stockholders), no Option shall be transferable by the Optionee other than by will or by the laws of descent and distribution. Except as otherwise provided in the applicable Stock Option Agreement, an Option may be exercised during the lifetime of the Optionee only or by the guardian or legal representative of the Optionee. No Option or interest therein may be assigned, pledged or hypothecated by the Optionee during his or her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

SECTION 7. TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS

(a)	SAR Agreement. Each SAR granted under the Plan shall be evidenced by a SAR Agreement between the Participant and the Company, which will generally be delivered online by the Company or its designated third-party broker and accepted online by the Participant. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. A SAR Agreement may provide for a maximum limit on the amount of any payout notwithstanding the Fair Market Value on the date of exercise of the SAR. The provisions of the various SAR Agreements entered into under the Plan need not be identical. SARs may be granted in consideration of a reduction in the Participant’s compensation.
(b)	Number of Shares. Each SAR Agreement shall specify the number of Shares to which the SAR pertains, which number is subject to adjustment in accordance with Section 10.
(c)	Exercise Price. Each SAR Agreement shall specify the Exercise Price, which is subject to adjustment in accordance with Section 10. A SAR Agreement may specify an Exercise Price that varies in accordance with a predetermined formula while the SAR is outstanding. The Exercise Price of a SAR shall not be less than 100% of the Fair Market Value on the date of grant.
(d)	Exercisability and Term. Each SAR Agreement, to which such agreement refers, shall specify the date when all or any installment of the SAR is to become exercisable and may include performance conditions or Performance Goals pursuant to Section 4(e). The SAR Agreement shall also specify the maximum term of the SAR which shall not exceed ten (10) years from the date of grant. A SAR Agreement may provide for accelerated exercisability in the event of the Participant’s death, Disability or other events. SARs may be awarded in combination with Options or Stock Grants, and such an Award shall provide that the SARs will not be exercisable unless the related Options or Stock Grants are forfeited. A SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or at any subsequent time, but not later than six months before the expiration of such NSO. Notwithstanding any other provision of the Plan or the SAR Agreement, no SAR can be exercised after the expiration date provided in the applicable SAR Agreement.
(e)	Exercise of SARs. If, on the date when a SAR expires, the Exercise Price under such SAR is less than the Fair Market Value on such date but any vested portion of such SAR has not been exercised or surrendered, then such SAR shall automatically be deemed to be exercised as of such date with respect to such vested portion. Upon exercise of a SAR, the Participant (or any person having the right to exercise the SAR after Participant’s death) shall receive from the Company (i) Shares, (ii) cash or (iii) any combination of Shares and cash, as the Committee shall determine at the time of grant of the SAR, in its sole discretion. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price of the Shares.

(f)	Modification or Assumption of SARs. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding SARs or may accept the cancellation of outstanding stock appreciation rights (including stock appreciation rights granted by another issuer) in return for the grant of new SARs for the same or a different number of Shares and at the same or a different Exercise Price. Notwithstanding the preceding sentence or anything to the contrary, no modification of a SAR shall, without the consent of the Participant, impair his or her rights or obligations under such SAR and, unless there is approval by the Company stockholders, the Committee may not Re-Price outstanding SARs.
(g)	Assignment or Transfer of SARs. Except as otherwise provided in the applicable SAR Agreement and then only to the extent such transfer is otherwise permitted by applicable law and is not a transfer for value (unless such transfer for value is approved in advance by the Company’s stockholders), no SAR shall be transferable by the Participant other than by will or by the laws of descent and distribution. Except as otherwise provided in the applicable SAR Agreement, a SAR may be exercised during the lifetime of the Participant only or by the guardian or legal representative of the Participant. No SAR or interest therein may be assigned, pledged or hypothecated by the Participant during his or her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

SECTION 8. TERMS AND CONDITIONS FOR STOCK GRANTS

(a)	Time, Amount and Form of Awards. Awards under this Section 8 may be granted in the form of a Stock Grant. A Stock Grant may be awarded in combination with NSOs, and such an Award may provide that the Stock Grant will be forfeited in the event that the related NSOs are exercised.
(b)	Stock Grant Agreement. Each Stock Grant awarded under the Plan shall be evidenced and governed exclusively by a Stock Grant Agreement between the Participant and the Company, which will generally be delivered online by the Company or its designated third-party broker and accepted online by the Participant. Each Stock Grant shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan that the Committee deems appropriate for inclusion in the applicable Stock Grant Agreement. The provisions of the Stock Grant Agreements entered into under the Plan need not be identical.
(c)	Payment for Stock Grants. Stock Grants may be issued with or without cash consideration under the Plan.
(d)	Vesting Conditions. Each Stock Grant may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Grant Agreement which may include performance conditions or Performance Goals pursuant to Section 4(e). A Stock Grant Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability, or other events.
(e)	Assignment or Transfer of Stock Grants. Except as otherwise provided in the applicable Stock Grant Agreement and then only to the extent such transfer is otherwise permitted by applicable law and is not a transfer for value (unless such transfer for value is approved in advance by the Company’s stockholders), no unvested Stock Grant shall be transferable other than by will or by the laws of descent and distribution. Except as otherwise provided in the applicable Stock Grant Agreement, no unvested Stock Grant or interest therein may be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Section 8(e) shall be void.
(f)	Voting and Dividend Rights. The holder of a Stock Grant awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders. A Stock Grant Agreement, however, may require that the holder of such Stock Grant invest any cash dividends received in additional Shares subject to the Stock Grant. Such additional Shares and any Shares received as a dividend pursuant to the Stock Grant shall be subject to the same conditions and restrictions as the Stock Grant with respect to which the dividends were paid. Such additional Shares subject to the Stock Grant shall not reduce the number of Shares available for issuance under Section 5.
(g)	Modification or Assumption of Stock Grants. Within the limitations of the Plan, the Committee may modify or assume outstanding Stock Grants or may accept the cancellation of outstanding stock grants (including stock granted by another issuer) in return for the grant of new Stock Grants for the same or a different number of Shares. Notwithstanding the preceding sentence or anything to the contrary, no modification of a Stock Grant shall, without the consent of the Participant, impair his or her rights or obligations under such Stock Grant.

SECTION 9. TERMS AND CONDITIONS OF STOCK UNITS

(a)	Stock Unit Agreement. Each Stock Unit granted under the Plan shall be evidenced by a Stock Unit Agreement between the Participant and the Company, which will generally be delivered online by the Company or its designated third-party broker and accepted online by the Participant. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Stock Unit Agreements entered into under the Plan need not be identical. Stock Units may be granted in consideration of a reduction in the Participant’s other compensation.
(b)	Number of Shares. Each Stock Unit Agreement shall specify the number of Shares to which the Stock Unit pertains, which number is subject to adjustment in accordance with Section 10.
(c)	Payment for Awards. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.
(d)	Vesting Conditions. Each Stock Unit may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Agreement which may include performance conditions or Performance Goals pursuant to Section 4(e). A Stock Unit Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability, or other events.
(e)	Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (a) cash, (b) Shares or (c) any combination of both, as determined by the Committee at the time of the grant of the Stock Units, in its sole discretion. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days. Vested Stock Units may be settled in a lump sum or in installments. The distribution may occur or commence when the vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred, in accordance with applicable law, to any later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents.
(f)	Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Share while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Prior to distribution, any dividend equivalents which are not paid shall be subject to the same conditions and restrictions as the Stock Units to which they attach.
(g)	Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Agreement.
(h)	Modification or Assumption of Stock Units. Within the limitations of the Plan, the Committee may modify or assume outstanding Stock Units or may accept the cancellation of outstanding stock units (including stock units granted by another issuer) in return for the grant of new Stock Units for the same or a different number of Shares. Notwithstanding the preceding sentence or anything to the contrary, no modification of a Stock Unit shall, without the consent of the Participant, impair his or her rights or obligations under such Stock Unit.
(i)	Assignment or Transfer of Stock Units. Except as provided in the applicable Stock Unit Agreement and then only to the extent such transfer is otherwise permitted by applicable law and is not a transfer for value (unless such transfer for value is approved in advance by the Company’s stockholders), Stock Units shall not be transferable other than by will or by the laws of descent and distribution. Except as otherwise provided in the applicable Stock Unit Agreement, no Stock Unit or interest therein may be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Section 9(i) shall be void.

SECTION 10. PROTECTION AGAINST DILUTION

(a)	Adjustments. In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make such adjustments as it, in its sole discretion, deems appropriate in one or more of:
(i)	the number of Shares and the kind of shares or securities available for future Awards under Section 5;
(ii)	the limits on Awards specified in Section 5;
(iii)	the number of Shares and the kind of shares or securities covered by each outstanding Award; or
(iv)	the Exercise Price under each outstanding SAR or Option.
(b)	Participant Rights. Except as provided in this Section 10, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class. If by reason of an adjustment pursuant to this Section 10 a Participant’s Award covers additional or different shares of stock or securities, then such additional or different shares and the Award in respect thereof shall be subject to all of the terms, conditions and restrictions which were applicable to the Award and the Shares subject to the Award prior to such adjustment.
(c)	Fractional Shares. Any adjustment of Shares pursuant to this Section 10 shall be rounded down to the nearest whole number of Shares. Under no circumstances shall the Company be required to authorize or issue fractional shares and no consideration shall be provided as a result of any fractional shares not being issued or authorized.

SECTION 11. EFFECT OF A CHANGE IN CONTROL

(a)	Change in Control. Unless the Committee elects to (i) terminate an Award in exchange for cash, rights or property, or (ii) cause an Award to become fully exercisable and no longer subject to any forfeiture restrictions prior to the consummation of a Change in Control, pursuant to Section 10, (A) such Award (other than any portion subject to performance-based vesting) shall continue in effect or be assumed or an equivalent Award substituted by the successor corporation or a parent or subsidiary of the successor corporation and (B) the portion of such Award subject to performance-based vesting shall be subject to the terms and conditions of the applicable Award Agreement and, in the absence of applicable terms and conditions, the Committee’s discretion.
(b)	Acceleration. In the event an Award continues in effect or is assumed or an equivalent Award substituted, and a Participant’s Service is terminated by the Company or one of its Subsidiaries without Cause upon or within twenty-four (24) months following the Change in Control, then such Participant shall be fully vested in such continued, assumed or substituted Award. In the event that the successor corporation in a Change in Control does not assume or substitute for an Award, the Committee may cause (i) any or all of such Award (or portion thereof) to terminate in exchange for cash, rights or other property pursuant to Section 10 or (ii) any or all of such Award (or portion thereof) to become fully exercisable immediately prior to the consummation of such transaction and all forfeiture restrictions on any or all of such Award to lapse. If any such Award is exercisable in lieu of assumption or substitution in the event of a Change in Control, the Committee shall notify the Participant that such Award shall be fully exercisable for a period of fifteen (15) days from the date of such notice, contingent upon the occurrence of the Change in Control, and such Award shall terminate upon the expiration of such period.
(c)	Dissolution. To the extent not previously exercised or settled, Options, SARs and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.

SECTION 12. LIMITATIONS ON RIGHTS

(a)	Participant Rights. A Participant’s rights, if any, in respect of or in connection with any Award is derived solely from the discretionary decision of the Company to permit the individual to participate in the Plan and to benefit from a discretionary Award. By accepting an Award under the Plan, a Participant expressly acknowledges that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Awards. Any Award granted hereunder is not intended to be compensation of a continuing or recurring nature, or part of a Participant’s normal or expected compensation, and in no way represents any portion of a Participant’s salary, compensation, or other remuneration for purposes of pension benefits, severance, redundancy, resignation or any other purpose. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an employee, consultant or director of the Company, a Parent, a Subsidiary or an Affiliate. The Company and its Parent, Subsidiaries and Affiliates reserve the right to terminate the Service of any person at any time, and for any reason, subject to applicable laws, the Company’s Articles of Incorporation and Bylaws and any applicable written employment agreement (if any), and such terminated person shall be deemed irrevocably to have waived any claim to damages or specific performance for breach of contract or dismissal, compensation for loss of office, tort or otherwise with respect to the Plan or any outstanding Award that is forfeited and/or is terminated by its terms or to any future Award.
(b)	Stockholders’ Rights. Except as provided in Section 9(f), a Participant shall have no dividend rights, voting rights or other rights as a stockholder with respect to any Shares covered by his or her Award prior to the issuance of such Shares (as evidenced by an appropriate entry on the books of the Company or a duly authorized transfer agent of the Company). No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date when such Shares are issued, except as expressly provided in Sections 9(f) and 10.
(c)	Regulatory Requirements. Any other provision of the Plan notwithstanding, the Plan, the granting and vesting of Awards under the Plan and the obligation of the Company to issue Shares or other securities under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Shares or other securities pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Shares or other securities, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

SECTION 13. TAXES

(a)	General. A Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations or other required deductions that arise in connection with his or her Award. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.
(b)	Share Withholding. The Committee may permit a Participant to satisfy all or part of his or her tax obligations by Cashless Exercise, by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that he or she previously acquired; provided that Shares withheld or previously owned Shares that are tendered shall not exceed the amount necessary to satisfy the Company’s tax withholding obligations at the minimum statutory withholding rates, including, but not limited to, U.S. federal and state income taxes, payroll taxes and foreign taxes, if applicable, unless the previously owned Shares have been held for the minimum duration necessary to avoid financial accounting charges under applicable accounting guidance or as otherwise permitted by the Company in its sole and absolute discretion. Any payment of taxes by assigning Shares to the Company may be subject to restrictions, including, but not limited to, any restrictions required by rules of the SEC.

SECTION 14. MISCELLANEOUS

(a)	Term of the Plan. The Plan shall become effective upon its approval by the Company’s stockholders. The Plan shall terminate on June 12, 2033, and may be terminated on any earlier date pursuant to this Section 14.
(b)	Right to Amend or Terminate the Plan. The Board may amend or terminate the Plan at any time and for any reason. Any such termination of the Plan, or any amendment thereof, shall not impair any Award previously granted under the Plan. No Awards shall be granted under the Plan after the Plan’s termination. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent such approval is required by applicable laws, regulations or rules.
(c)	Forfeiture and Clawback Provision. All Awards (including any proceeds, gains or other economic benefit actually or constructively received by a Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award and any payments of a portion of an incentive-based bonus pool allocated to a Participant) shall be subject to the provisions of any clawback policy implemented by the Company or required by applicable law, including, without limitation, any clawback policy adopted to comply with the requirements of applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, whether or not such claw-back policy was in place at the time of grant of an Award.
(d)	Effect of Plan upon Other Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company or any Subsidiary: (a) to establish any other forms of incentives or compensation for Employees, Directors or consultants of the Company or any Subsidiary, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.
(e)	Titles and Headings, References to Sections of the Code or Exchange Act. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.

(f)	Section 409A. To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A, the Plan and the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A. In that regard, to the extent any Award under the Plan or any other compensatory plan or arrangement of the Company or any of its Subsidiaries is subject to Section 409A, and such Award or other amount is payable on account of a Participant’s termination of Service (or any similarly defined term), then (a) such Award or amount shall only be paid to the extent such termination of Service qualifies as a “separation from service” as defined in Section 409A, and (b) if such Award or amount is payable to a “specified employee” as defined in Section 409A then to the extent required in order to avoid a prohibited distribution under Section 409A, such Award or other compensatory payment shall not be payable prior to the earlier of (i) the expiration of the six-month period measured from the date of the Participant’s termination of Service, or (ii) the date of the Participant’s death. To the extent applicable, the Plan and any Award Agreements shall be interpreted in accordance with Section 409A. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Committee determines that any Award may be subject to Section 409A, the Committee may (but is not obligated to), without a Participant’s consent, adopt such amendments to the Plan and Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (A) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (B) comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under Section 409A. The Company makes no representations or warranties as to the tax treatment of any Award under Section 409A or otherwise. The Company shall have no obligation under this Section 14(i) or otherwise to take any action (whether or not described herein) to avoid the imposition of taxes, penalties or interest under Section 409A with respect to any Award and shall have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute non-compliant, “nonqualified deferred compensation” subject to the imposition of taxes, penalties and/or interest under Section 409A.
(g)	Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.
(h)	Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

5. To approve, by a non-binding advisory vote, of the frequency of future advisory votes on named executive officer compensation. 1 Year 2 Years 3 Years Abstain Proposals — The Board of Directors recommend a vote FOR all the nominees listed, FOR Proposals X – X and for every X YEARS on Proposal X. 1 U P X 01 - Joseph R. Bronson 02 - Ye Jane Li For Against Abstain Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 03TCTA + + A Proposals — The Board of Directors recommends a vote FOR the listed nominees, FOR Proposals 2, 3, and 4 and 1 YEAR on Proposal 5. 2. To ratify the appointment BPM LLP as our independent registered public accounting firm for the year ending December 31, 2023. 1. Election of Directors: For Against Abstain This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below 3. To approve our Eighth Amended and Restated 2011 Stock Incentive Plan. And, in their discretion, upon such other matter or matters that may properly come before the meeting and any postponement(s) or adjournment(s) thereof. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Annual Meeting Proxy Card 4. To approve, by a non-binding advisory vote, the compensation of our named executive officers disclosed in this Proxy Statement. 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ 1234 5678 9012 345 M M M M M M M M M MMMMMMMMMMMMMMM 5 7 7 2 8 4 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 MMMMMMMMMMMM MMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext If no electronic voting, delete QR code and control # ∆ ≈ You may vote online or by phone instead of mailing this card. Online Go to www.investorvote.com/PDFS or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/PDFS Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Votes submitted electronically must be received by 11:59 p.m. EDT, June 12, 2023. Your vote matters – here’s how to vote!

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/PDFS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PDF SOLUTIONS, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 13, 2023 The undersigned stockholder of PDF Solutions, Inc., a Delaware corporation, (the “Company”) hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and hereby appoints John K. Kibarian and Adnan Raza, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of PDF Solutions, Inc. to be held on Tuesday, June 13, 2023, at 10:00 a.m. PT, at PDF Solutions, Inc., 2858 De La Cruz Boulevard, Santa Clara, CA 95050, and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side. Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to be held on Tuesday, June 13, 2023, at 10:00 a.m. We encourage you to access and review all of the important information contained in the proxy materials before voting. The 2023 proxy statement and 2022 annual report to stockholders are available at http://www.edocumentview.com/PDFS. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED WILL BE VOTED FOR THE ELECTION OF THE NOMINEES, FOR PROPOSALS 2, 3, AND 4 AND 1 YEAR ON PROPOSAL 5 IN ACCORDANCE WITH THE PROXIES’ DISCRETION ON SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING. PLEASE SIGN ON REVERSE SIDE AND RETURN IMMEDIATELY. Proxy — PDF Solutions, Inc. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q C Non-Voting Items + + Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. Change of Address — Please print new address below.

5. To approve, by a non-binding advisory vote, of the frequency of future advisory votes on named executive officer compensation. 1 Year 2 Years 3 Years Abstain Proposals — The Board of Directors recommend a vote FOR all the nominees listed, FOR Proposals X – X and for every X YEARS on Proposal X. 1 U P X 01 - Joseph R. Bronson 02 - Ye Jane Li For Against Abstain Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 03TCUA + + This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below And, in their discretion, upon such other matter or matters that may properly come before the meeting and any postponement(s) or adjournment(s) thereof. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Annual Meeting Proxy Card A Proposals — The Board of Directors recommends a vote FOR the listed nominees, FOR Proposals 2, 3, and 4 and 1 YEAR on Proposal 5. 2. To ratify the appointment BPM LLP as our independent registered public accounting firm for the year ending December 31, 2023. 1. Election of Directors: For Against Abstain 3. To approve our Eighth Amended and Restated 2011 Stock Incentive Plan. 4. To approve, by a non-binding advisory vote, the compensation of our named executive officers disclosed in this Proxy Statement. M M M M M M M M M 5 7 7 2 8 4 MMMMMMMMMMMM

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PDF SOLUTIONS, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 13, 2023 The undersigned stockholder of PDF Solutions, Inc., a Delaware corporation, (the “Company”) hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and hereby appoints John K. Kibarian and Adnan Raza, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of PDF Solutions, Inc. to be held on Tuesday, June 13, 2023, at 10:00 a.m. PT, at PDF Solutions, Inc., 2858 De La Cruz Boulevard, Santa Clara, CA 95050, and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side. Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to be held on Tuesday, June 13, 2023, at 10:00 a.m. We encourage you to access and review all of the important information contained in the proxy materials before voting. The 2023 proxy statement and 2022 annual report to stockholders are available at http://www.edocumentview.com/PDFS. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED WILL BE VOTED FOR THE ELECTION OF THE NOMINEES, FOR PROPOSALS 2, 3, AND 4 AND 1 YEAR ON PROPOSAL 5 IN ACCORDANCE WITH THE PROXIES’ DISCRETION ON SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING. PLEASE SIGN ON REVERSE SIDE AND RETURN IMMEDIATELY. Proxy — PDF Solutions, Inc. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q